UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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MOTORCAR PARTS OF AMERICA, INC.

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Dear Valued Shareholders:

I am excited to share with you our progress on our strategic initiatives and our outlook for the near, medium and long term. Over the past five years we embarked on an aggressive enhancement to our then base infrastructure and business by increasing production capacity in both our Mexican and Malaysian facilities, adding consolidated distribution capacity in our new Mexican distribution facility, and a new state of the art lean remanufacturing facility and core sorting facility for brake calipers.

Before I discuss the capabilities, we have added let me summarize our key strategic initiatives:

❖	Enable consolidation of our distribution into low cost locations;

❖	Enhance our capabilities to manufacture our own new wheel hubs in Malaysia resulting in enhanced quality and reduced tariffs;

❖	Launch a new product line which is agnostic to EV technology and that could sustain our growth. We decided to become a full line brake supplier to penetrate the over $10 billion market. We felt that we could build a brake related business of more than $300 million in three to five years; and

❖	Become the standard for rotating electrical diagnostics and embark on developing a strong EV business primarily focused on the OE EV market and secondarily positioning MPA as a strong player in the EV aftermarket.

We believe that we will see continued strong growth in the near, medium and long term for both our brake related products and our EV initiatives. We are moving toward implementing a SaaS model in our EV business to improve and expedite the customer experience while growing our return on invested capital. We believe these initiatives will fuel our growth to more than $1 billion in sales and leverage both human and physical infrastructure. We expect this business to generate strong cash flow and add significant incremental profitability in the near term.

We have now substantially completed all the infrastructure enhancements. With the growth of multiple categories and the success of our Mexican operations we set out to establish a distribution center that is capable of shipping our multiple product lines from a single low cost location. This enables our customers to combine purchase orders over multiple product lines. This capability allows our customers to reach minimum order levels more easily and helps us minimize LTL (less than a truckload) shipments, leveraging freight costs. In addition, we were able to move distribution from more expensive domestic locations to a lower cost location and incorporate distribution of the brake caliper, brake rotor and brake pad business which will create excellent synergies. We have completed this project along with the launch of our successful brake caliper business and the recent launch of our proprietary brake pad and our brake rotor business. All three of these product lines are experiencing excellent demand and showing great prospects for growth. In addition, due to the consolidation of our Mexican distribution center we have also been able to substantially move the remanufacturing operations for our brake booster line into Mexico.

With regard to the diagnostic business, we have made great progress with our bench top tester which has been ordered by all three of our major retail customers. This is the beginning of our initiatives to be a SaaS provider which will accelerate with the remote testing planned at our Detroit testing center, both of which should enhance the return on invested capital. We expect significant sales from these testers as they have potential to be in 15,000 plus stores. We have also embarked on expanding our EV testing capabilities with new products in the power emulation market that enable testing with hardware in the loop for simulated design models, vastly reducing the need for early EV proto typing. In addition, we opened the contract test center in Detroit to test electric powertrain components, allowing our customers to speed up testing and eliminate substantial capital investment. While we have been working on this significant enhancements to our Company we have been able to accomplish significant goals during the past fiscal year 2022.

To summarize we are proud of our accomplishments during these extraordinary times, including the following:

✓	We achieved organic sales growth of more than 20 percent;

✓	We developed a comprehensive line of brake pads utilizing an industry-leading formulation, and brake rotors, serving the professional installer market under the company’s Quality-Built brand.

✓	We secured new multi-year business commitments of more than $100 million, primarily across multiple brake-related products;

✓	We successfully expanded sales through additional product line offerings in Mexico;

✓	We completed a multi-year expansion program of our facilities in Mexico, including completion of a new brake caliper manufacturing facility;

✓	We added capacity to support anticipated future growth with limited additional capital investment

✓	We extended the maturity date of our Credit Facility from June 2023 to May 2026 to enhance our liquidity and capital resources;

✓	We secured purchase orders from all major automotive retailers for rotating electric bench-top testing equipment;

✓	We opened an EV contract testing center in Detroit, Michigan;

✓	We continued a series of prestigious Tier-1 wins for our EV technology with orders from major global automotive, aerospace and research institutions;

Committed to the Environment, Social and Corporate Responsibility

During the past year, we continued with initiatives to better manage resources, improve operating efficiencies, and promote conservation. We are constantly focused on opportunities to improve and leverage the Company’s position as a leader in the automotive aftermarket part industry — particularly our expertise in remanufacturing with inherent energy benefits compared with the requirements to produce new parts.

We are also passionately committed to social responsibility – including proactive health and safety initiatives to protect employees, subsidized food programs, donations to community organizations, sponsorships of sport teams and weekend family events. In this spirit, we have launched an Agri-farm organic food and community program in Mexico; and we look forward to sharing more details as the year evolves.

We continued our efforts in Fiscal 2022 to enhance our annual incentive awards program for our employees — increasing the equity incentive targets based on performance measures, and choosing financial performance metrics that complement our continued focus on increasing shareholder returns. We believe our efforts and these changes will properly reward and even further motivate our employees.

I should emphasize that all the Company’s initiatives mentioned above regarding strategic expansion, environmental, social and compensation programs have the full-support and encouragement of our diverse board of directors. I also emphasize that that with the successful execution of the infrastructure and product launches we are optimistic for our future. We believe that this strategy will lead to excellent operating and financial metrics and consequently build value for our shareholders.

In summary, we are proud of our accomplishments and look forward to reporting further milestones in the quarters ahead. We appreciate your continued support.

Stay Safe and Healthy.

Sincerely,

Selwyn Joffe

Chairman, President and Chief Executive Officer

 MOTORCAR PARTS OF AMERICA, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On September 8, 2022

To Our Shareholders:

We will hold our annual meeting of the shareholders of Motorcar Parts of America, Inc. (the “Company”) on

September 8, 2022, at 10:00 a.m. (PT) at the offices of the Company at 2929 California Street, Torrance, California 90503. As further described in the accompanying Proxy Statement, at this meeting we will consider and act upon:

(1)	The election of the nine directors named in the accompanying proxy statement to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;

(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the Fiscal year ending March 31, 2023;

(3)	The approval, on a non-binding advisory basis, of the compensation of our named executive officers (“say on pay”);

(4)	The approval of the Motorcar Parts of America, Inc. 2022 Incentive Award Plan (“2022 Plan”); and

(5)	The transaction of such other business as may come properly before the meeting, or any meetings held upon adjournment or postponement of the meeting.

Our Board of Directors (the “Board”) has fixed the close of business on July 20, 2022, as the record date for the determination of shareholders entitled to vote at the meeting or any meetings held upon adjournment or postponement of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our Annual Report on Form 10-K for the year ended March 31, 2022, that we filed with the Securities and Exchange Commission on June 14, 2022, is enclosed with this notice, but is not part of the proxy soliciting material.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on September 8, 2022.

Our proxy statement and our Annual Report on Form 10-K for the year ended March 31, 2022, that we filed with the Securities and Exchange Commission on June 14, 2022, are available at https://materials.proxyvote.com/620071.

By order of the Board of Directors

Juliet Stone, Secretary

Torrance, California

July 29, 2022

YOUR VOTE IS EXTREMELY IMPORTANT

In order to assure your representation at the Annual Meeting, you are requested to vote, at your earliest convenience, by any of the methods described in the accompanying Proxy Statement. If you decide to attend the Annual Meeting and vote in person, any previous vote by proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

YOUR vote is extremely important.

If you have questions or need assistance voting your shares, please contact:

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

Your vote is extremely important, no matter how many or how few shares you own. Even if you plan to attend the Annual Meeting in person, please promptly sign, date and return the enclosed proxy card in the enclosed postage-paid envelope by following the instructions provided on the enclosed proxy card to be sure that your shares are voted at the Annual Meeting.

MOTORCAR PARTS OF AMERICA, INC.

2929 California Street

Torrance, California 90503

GENERAL INFORMATION

We are making this proxy statement available, on or about July 29, 2022, in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our annual meeting of shareholders, which we will hold at 10:00 a.m. (PT) on September 8, 2022, at the offices of the Company at 2929 California Street, Torrance, California 90503. The proxies will remain valid for use at any meetings held upon adjournment or postponement of that meeting. The record date for the meeting is the close of business on July 20, 2022. All holders of record of our common stock at the close of business on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment or postponement of that meeting. Our principal executive offices are located at 2929 California Street, Torrance, California 90503, and our telephone number is (310) 212-7910. The date of this Proxy Statement is July 29, 2022.

A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, or online at www.proxyvote.com, to ensure that your shares will be voted at the meeting. If you are a shareholder of record, you may revoke your proxies at any time prior to the voting at the meeting by submitting a later dated proxy, giving timely written notice of revocation to our secretary or attending the meeting and voting in person. If you are a holder in street name, you may revoke your proxy by following the specific voting directions provided to you by your bank, broker or other intermediary to change or revoke any instructions you have already provided to your bank, broker or other intermediary.

Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

•	for our Board of Directors’ slate of nominees;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2023;

•	for the approval on a non-binding advisory basis of the compensation of our named executive officers;

•	for the approval of Motorcar Parts of America, Inc. 2022 Incentive Award Plan; and

•	as recommended by our Board of Directors with regard to all other matters, in its discretion.

Our only voting securities are the outstanding shares of our common stock. At the record date, we had 19,225,269 shares of common stock outstanding and approximately 8 shareholders of record. If the shareholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Shareholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.

For each share of common stock, you hold on the record date, you are entitled to one vote on each of the matters that we will consider at this meeting. You are not entitled to cumulate your votes. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present but will not be counted or deemed to be present or represented for the purpose of determining whether shareholders have approved a matter.

Pursuant to our Amended and Restated By-Laws, the voting standard for the election of directors of the Company in an uncontested election is a majority voting standard. The majority voting standard provides that to be elected in an uncontested election, a director nominee must receive a majority of the votes cast in the election such that the number of shares properly cast “for” the nominee exceeds the number of votes properly cast “against” that nominee, with abstentions and broker non-votes not counting as votes “for” or “against.” “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. In contested elections where the number of nominees exceeds the number of directors to be elected, the voting standard is a plurality of votes cast.

We also have adopted a director election and resignation policy (the “Director Election Policy”). The Director Election Policy requires an incumbent director, in order to be nominated by our Board of Directors for re-election as a director, to tender an irrevocable resignation effective upon (1) the failure to receive the required number of votes for re-election and (2) the acceptance of the director’s resignation by our Board of Directors. The Nominating and Corporate Governance Committee of our Board of Directors will assess the appropriateness of such nominee continuing to serve as a director and will recommend to our Board of Directors the action to be taken with respect to such tendered resignation. The Director Election Policy requires that we promptly disclose the decision of our Board of Directors with respect to the tendered resignation in a filing with the Securities and Exchange Commission (the “SEC”) of a current report on Form 8-K.

The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve Proposal No. 2 (ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2023). The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve, on a non-binding advisory basis, Proposal No. 3 (advisory vote on the compensation of our named executive officers). The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve Proposal No. 4 (approval of the 2022 Incentive Award Plan). An abstention from voting on these matters will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against these matters, it will have no effect on the outcome of the vote. Broker non-votes will not be counted and will have no effect on the outcome of the voting for these matters.

We will pay for the cost of preparing, assembling, printing, and mailing this proxy statement and the accompanying form of proxy to our shareholders, if requested, as well as the cost of soliciting proxies relating to the meeting. We have requested banks and brokers to solicit their customers who beneficially own our common stock in nominee name. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement this solicitation of proxies by telephone and personal solicitation. We will pay no additional compensation to our officers, directors, and employees for these activities. We have engaged MacKenzie Partners, Inc. as our proxy solicitor to solicit proxies for us, at an anticipated cost of approximately $25,000. In addition to the use of mail, solicitation may be made by our proxy solicitor or our employees personally or by telephone, facsimile, or electronic transmission.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We are asking our shareholders to elect nine members to serve on our Board of Directors for a one-year term of office or until their respective successors are elected and qualified. Our Board of Directors has nominated the nine individuals named below for election as directors. Each nominee has agreed to serve as a director if elected.

Each of our nominees, Selwyn Joffe, Rudolph J. Borneo, Philip Gay, Barbara Whittaker, Jeffrey Mirvis, Dr. David Bryan, Joseph Ferguson, Jamy P. Rankin and Patricia (Tribby) W. Warfield, is currently serving as a director, and other than Patricia (Tribby) W. Warfield, each of our nominees was elected at our last annual meeting of shareholders. Our directors will hold office until the next annual meeting of shareholders, or until their successors are elected and qualified.

The persons named as proxies in the accompanying form of proxy have advised us that at the meeting, they will vote for the election of the nominees named below, unless a contrary direction is indicated. If any of these nominees becomes unavailable for election to our Board of Directors for any reason, the persons named as proxies have discretionary authority to vote for one or more alternative nominees designated by our Board of Directors.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director.

The Board of Directors recommends that shareholders vote FOR each of the nominees named below.

Information Concerning our Board of Directors and our Nominees to our Board of Directors

The nominees for election to our Board of Directors, their ages and present positions with the Company, are as follows:

Selwyn Joffe, 64, has been our Chairman of the Board of Directors, President and Chief Executive Officer since February 2003. He has been a director of our Company since 1994 and Chairman since November 1999. From 1995 until his election to his present positions, he served as a consultant to us. Prior to February 2003, Mr. Joffe was Chairman and Chief Executive Officer of Protea Group, Inc. a company specializing in consulting and acquisition services. From September 2000 to December 2001, Mr. Joffe served as President and Chief Executive Officer of Netlock Technologies, a company that specializes in securing network communications. In 1997, Mr. Joffe co-founded Palace Entertainment, Inc., a roll-up of amusement parks and served as its President and Chief Operating Officer until August 2000. Prior to the founding of Palace Entertainment, Inc., Mr. Joffe was the President and Chief Executive Officer of Wolfgang Puck Food Company from 1989 to 1996. Mr. Joffe serves on the board of directors of the California, Arizona and Nevada Automotive Wholesaler’s Association (CAWA), an industry trade association. Mr. Joffe was a founding director of MERA (Motor and Equipment Remanufacturers Association). Mr. Joffe is a graduate of Emory University with degrees in both Business and Law and is a Certified Public Accountant. As our most senior executive, Mr. Joffe provides the Board of Directors with insight into our business operations, management and strategic opportunities. His history with our Company and industry experience has led the Board of Directors to conclude that he should serve as a director of our Company.

Rudolph J. Borneo, 81, joined our Board of Directors on November 30, 2004. Mr. Borneo chairs our Compensation Committee. Mr. Borneo retired from R.H. Macy’s, Inc. on March 31, 2009. At the time of his retirement, his position was Vice Chairman and Director of Stores of Macy’s West, a division of R.H. Macy’s, Inc. Mr. Borneo served as President of Macy’s California from 1989 to 1992 and President of R.H. Macy’s West from 1992 until his appointment as Vice Chairman and Director of Stores in February 1995. In addition, Mr. Borneo is currently Board Chairman of Smoke Eaters Hot Wings Inc., a privately held company. He earned a Bachelor of Science degree in business administration from Monmouth University. Mr. Borneo’s extensive experience in management of employees, organizational management, general business and retail knowledge and financial acumen have led the Board of Directors to conclude that he should serve as a director of our Company.

Dr. David Bryan, 70, joined our Board of Directors on June 9, 2016. Dr. Bryan is a member of our Compensation and Nominating and Corporate Governance Committees. Dr. Bryan currently directs The Center for The Common Good, a joint venture of The Herb Alpert Foundation and New Roads School to incubate creative innovation in business, education and community partnerships. In addition, Dr. Bryan consults privately with several San Francisco and Los Angeles based not-for-profit and for-profit businesses on matters of board and workplace organization, employee training and online education, and generational workplace dynamics. He taught part time in the Economics Department of University of California at Santa Cruz from 2014 to 2020. Dr. Bryan was Co-founder and Founding Head of New Roads School from 1995 to 2013. Dr. Bryan is currently the Chair of the board of the Ojai Foundation and the Chair of the Governance Committee at Brave New Films. Dr. Bryan received a B.A. from the State University of New York at Stony Brook, an M.S. from the University of California at Los Angeles and a J.D. and Ph.D. from the State University of New York at Buffalo. Dr. Bryan’s extensive experience in the education industry and a variety of businesses, as well as his extensive experience with information security, have led the Board of Directors to conclude that he should serve as a director of our Company.

Joseph Ferguson, 55, joined our Board of Directors on June 9, 2016. Mr. Ferguson is our Lead Independent Director, and a member of our Audit Committee. Mr. Ferguson is a Co-Founder and Managing Partner at Vicente Capital Partners, a Los Angeles-based investment firm providing capital to privately held growth companies across North America. Prior to co-founding Vicente in 2009, Mr. Ferguson was a partner at Kline Hawkes & Company, which he joined at the firm’s inception in 1995. Mr. Ferguson began his career as an investment banker for Merrill Lynch & Co where he was a member of the Energy and Natural Resources Group and the General Corporate Finance Group. From 1989 to 1994, he worked on over 30 public and private transactions for numerous emerging growth and middle market companies. Mr. Ferguson currently serves on the board of directors of SMT and Intellectual Technology, Inc., each of which is privately held. Mr. Ferguson received a B.B.A in Finance from Southern Methodist University and an M.B.A from the UCLA Anderson School of Management. Mr. Ferguson’s business skills and experience, leadership expertise, knowledge of complex global business and financial matters have led the Board of Directors to conclude that he should serve as a director of our Company.

Philip Gay, 64, joined our Board of Directors on November 30, 2004. He chairs our Audit Committee. Mr. Gay currently serves as Managing Director of Triple Enterprises, a business advisory service firm that assists mid-cap sized companies with financing, mergers and acquisitions and strategic financing, which he had previously managed from March 2000 until June 2004. From April 2018 through January 2020, Mr. Gay served as co-CEO of Giggles N Hugs, Inc., a publicly traded company. From March 2015 to May 2015 Mr. Gay served as a director and chief executive officer at Diego Pellicer Worldwide Inc., a publicly traded company. From July 2006 until June 2010, Mr. Gay served as President, Chief Executive Officer and a Director of Grill Concepts, Inc., a company that operates a chain of upscale casual restaurants throughout the United States. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy from time to time and assisted El Paso Energy with its efforts to reduce overall operating and manufacturing overhead costs. Previously he has served as chief financial officer for California Pizza Kitchen (1987 to 1994) and Wolfgang Puck Food Company (1994 to 1996), and he has held various Chief Operating Officer and Chief Executive Officer positions at Color Me Mine and Diversified Food Group from 1996 to 2000. Mr. Gay is also a retired Certified Public Accountant, a former audit manager at Laventhol and Horwath and a graduate of the London School of Economics. Mr. Gay’s leadership experience, general business knowledge, financial literacy and expertise, accounting skills and competency and overall financial acumen have led the Board of Directors to conclude that he should serve as a director of our Company.

Jeffrey Mirvis, 58, joined our Board of Directors on February 3, 2009. Mr. Mirvis is a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Mirvis is currently the Chief Executive Officer of MGT Industries, Inc. (“MGT”), a privately held apparel company based in Los Angeles. As Chief Executive Officer of MGT, Mr. Mirvis successfully moved all production and sourcing to Asia. During his twenty-year tenure as chief executive, Mr. Mirvis has gained valuable knowledge of manufacturing in Asia. Prior to joining MGT in 1990, Mr. Mirvis served as a commercial loan officer at Union Bank of California following his completion of the Union Bank of California’s Commercial Lending Program. He earned a Bachelor of Arts degree in economics from the University of California at Santa Barbara. He served as a board member of Wildwood School in Los Angeles, for nine years. Mr. Mirvis’ international business experience, operational and production expertise, leadership experience and organizational management have led the Board of Directors to conclude he should serve as a director of our Company.

Jamy P. Rankin, 59, jointed our Board of Directors on December 30, 2020. Ms. Rankin is currently the President and CEO of The Rankin Group, LLC and the Co-owner and General Manager of the River Forest Country Club. Ms. Rankin retired from Ford having worked there in roles of increasing responsibility from 2001 to 2016. She last served as the President and Chief Executive Officer of Ford Component Sales, LLC from 2012 to 2016. As President and CEO, she led the company through double digit growth for three consecutive years through collaboration, market penetration and product offering expansion while managing four operational divisions and supporting functions including finance, engineering, information technology, and human resources. She also created a strategic plan for international growth in Brazil, China, and Mexico. From 2010 to 2012, she served as Global Director of strategy and vehicle personalization where she created an aggressive strategic plan, which resulted in significant growth in vehicle accessory sales, while reducing costs. Before arriving at Ford, she led marketing and sales organizations at Case New Holland and Navistar. Ms. Rankin currently serves on the boards of Bronner Brothers Inc., and the visiting committee at the University of Pittsburgh, school of industrial engineering. She was previously recognized as one of the top African American women in the automotive industry in On-Wheels magazine. Ms. Rankin received her Bachelor of Science degree in Industrial Engineering from the University of Pittsburgh and her Master of Marketing and Strategy degree from the University of Chicago. Ms. Rankin’s automotive experience, strategic planning and marketing knowledge have led the Board of Directors to conclude that she should serve as a director of Company.

Patricia (Tribby) W. Warfield, 62, joined our Board in January 2022. Ms. Warfield most recently served as the chairman and CEO of APC Automotive Technologies, from 2019 to 2020, overseeing a restructuring and a strategic refocusing on braking and exhaust related products. From 2017 - 2019, she served as SVP, business development and strategy for Nitta Corporation, a Japanese global provider of power transmission and conveyor belting products for Europe, Middle East & Africa. Previously, while from 2014 - 2017, Warfield held dual positions at Kaman Corporation, as SVP and general manager for Kaman Fluid Power and Kaman Automation. Her career includes 25 years, from 1988 - 2013 with the Gates Corporation including 11 consecutive years in Europe in key senior management and operational positions. Warfield currently serves on the board of two private equity-sponsored global diversified manufacturing portfolio companies. She is an advisor board member of the University of Colorado Denver Business School, and formally served as an adjunct professor and guest lecturer at the Daniels College of Business at the University of Denver, from 2014 to 2016. She is a member of the National Association of Corporate Directors, as well as The Committee of 200, comprised of the world’s most successful women entrepreneurs and corporate innovators.  Warfield graduated cum laude with a bachelor’s degree in Business Administration from National University, San Diego. Ms. Warfield’s automotive and manufacturing experience, strategic understanding of our core customer, and strong understanding of markets outside the United States have led the Board of Directors to conclude that she should serve as a director of Company.

Barbara L. Whittaker, 71, joined our Board of Directors on February 21, 2017. Ms. Whittaker chairs our Nominating and Governance Committee. Ms. Whittaker is a business strategist and procurement and supply chain expert with extensive experience in the automotive industry, with both original equipment manufacturers and suppliers, and in the aftermarket. In 2010 Ms. Whittaker founded BW Limited LLC, which provides companies business and procurement strategies that lead to improved performance. Previously, Ms. Whittaker worked for the General Motors Corporation and Delphi Automotive in leadership positions of increasing responsibility. Prior to her retirement from General Motors, Ms. Whittaker’s position was Executive Director of Global Purchasing. Ms. Whittaker previously served in Chevrolet’s Division of General Motors Corporation in Production Control and Scheduling, with an emphasis on Supply Chain. Ms. Whittaker holds a Bachelor of Industrial Administration degree from General Motors Institute (now Kettering University), MBA degree from Wayne State University, and has also completed the Advanced Management Program at INSEAD in France, and the Executive Development program at University of Michigan. In addition to this formal education, she holds Six Sigma Green Belt certification and is well versed in lean production systems (including General Motors’ Global Manufacturing System). She currently serves on the board of directors of ChannelNet and has also held board of director’s positions for Detroit Manufacturing Systems and Piston Group, each of which is privately held. Ms. Whittaker’s automotive experience, supply chain expertise, leadership experience and organizational management have led the Board of Directors to conclude that she should serve as a director of Company.

Snapshot of Director Nominees

The following tables provide summary information about our director nominees. Additional information about our director nominees can be found above in their biographies.

Name	Age	Director Since	Principal Occupation	Independent	Committee Member	Other Public Company Boards
Selwyn Joffe	64	Director 1994, Chairman of the Board 1999	President and Chief Executive Officer of Motorcar Parts of America, Inc.
Rudolph J. Borneo	81	November 30, 2004	Retired Vice Chairman and Director of Stores of Macy’s West, a division of R.H. Macy’s, Inc.	❖	▪Compensation (C)
David Bryan	70	June 9, 2016	Directs Center of the Common Good, Co-Founder, Former Head of New Roads School	❖	▪Compensation ▪Nominating and Corporate Governance
Joseph Ferguson	55	June 9, 2016	Managing Partner of Vicente Capital Partners		▪Audit	1
Philip Gay	64	November 30, 2004	Managing Director of Triple Enterprises	❖	▪Audit (C)
Jeffrey Mirvis	58	February 3, 2009	Chief Executive Officer of MGT Industries, Inc.	❖	▪Audit ▪Compensation ▪Nominating and Corporate Governance
Jamy P. Rankin	59	December 30, 2020	Retired President of Ford Component Sales LLC and Co-owner /GM of the River Forest Country Club	❖
Barbara L. Whittaker	71	February 21, 2017	Founder of BW Limited LLC	❖	▪Nominating and Corporate Governance (C)
Patricia (Tribby) W. Warfield	62	January 26, 2022	Recently served as Chairwoman and CEO of APC Automotive Technologies	❖

(C) Committee Chair

Gender Diversity	Average Age	Racial/Ethnic Diversity	Average Tenure	Independence
33.33%	64.8 Years	44.44%	10.8 Years	88.89%

Corporate Governance Overview

Our corporate governance policies and practices reflect our values and allow our Board to effectively oversee the Company in the interest of creating long-term value. The key elements of our program and their benefits to our shareholders are described below.

OUR POLICY OR PRACTICE	DESCRIPTION AND BENEFIT TO OUR SHAREHOLDERS
SHAREHOLDER RIGHTS
Annual Election of Directors	Our directors are elected annually, allowing our shareholders to hold them accountable for the discharge of their duties.
Single Class of Outstanding Voting Stock	We have no class of preferred stock outstanding, meaning our common shareholders control our Company, with equal voting rights. All common shareholders are entitled to vote for each proposal.
Majority Voting for Director Elections	We have a majority vote standard for uncontested director elections, which increases Board accountability to our shareholders.
Mandatory Director Resignation Policy	Incumbent directors must tender their resignation effective upon the failure to receive the required number of votes and the acceptance by our Board.
Ability to Amend Bylaws	Our shareholders have the ability to amend our bylaws by a majority vote.
No Exclusive Forum or Fee Shifting Bylaws	Our bylaws do not require that certain shareholder disputes be brought in a particular forum nor are shareholders required to pay our legal fees if they do not substantially prevail in any litigation brought against our Company.
No Poison Pill	We do not have a shareholder rights plan (commonly referred to as a “poison pill”).
BOARD STRUCTURE
Governance Guidelines	Our Code of Business Conduct and Ethics provide shareholders with information regarding the policies applicable to our Board and officers.
Majority Independent	Eight of our nine director nominees, or 89%, are independent, ensuring that our Board oversees our Company without undue influence from management.
Lead Independent Director	Our Lead Independent Director is selected by our independent directors to preside at executive sessions of independent directors.
Director Ownership Guidelines	Under our ownership guidelines, directors are required to own stock worth 3x their annual cash retainer within approximately 5 years of joining the Board.
Committee Governance	Our Board Committees have written charters and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board. Information is available on our website.
Overboarding	None of our directors serve on more than three public company boards.
Board Refreshment Process	Our Board or our Nominating and Governance Committee annually evaluates our directors and Board composition focused on the alignment of director skills and corporate strategy.
Performance Evaluations	Our Board’s Nominating and Corporate Governance Committee oversees performance evaluations and director succession planning of our Board and its Committees and leadership to ensure that they continue to serve the best interests of shareholders.
Access to Management and Experts	Our Board and Committees have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our Company and experts to help them fulfill their oversight responsibilities on behalf of our shareholders.
Succession Planning	Our Board’s Compensation Committee and/or the full Board reviews executive successors to identify and develop our future leaders and ensure business continuity if any of these key employees were to leave our Company.

Our Core Values

The mission of MPA is to be The Global Leader for Parts and Solutions that Move Our World Today and Tomorrow — driven by an EPICQ set of core values embraced by our employees and directors:

E – Excellence

P – Passion / Productivity

I – Integrity / Innovation

C – Community

Q – Quality

Environmental, Social Responsibility and Corporate Governance

The Company is a dedicated, responsible corporate citizen and an environmental leader, with policies focused to better manage resources, improve operating efficiencies, and promote conservation.

Highlights of MPA’s ESG Commitments:

•	Leveraging the Company’s leadership and more than 50-year history in remanufacturing to further improve the Company’s global environmental footprint. Examples include:

○	State of the art remanufacturing facilities in Torrance, California and Tijuana, Mexico which recycle almost all materials from copper to water

○	A new state-of-the art distribution center at the Company’s Tijuana, Mexico facility utilizing high-tech, energy efficient forklift machinery and a centralized recharging operation.

○	Opportunities to consolidate product shipments to customers — reducing fuel consumption with related air quality improvements. In Fiscal 2022, we are able to reduce 250 long haul truck trips, by utilizing the capacity of each trailer, and another 1800 loads by utilizing intermodal transportation which is more efficient, safer and secure.

•	Board diversity. Our Board is ethnically diverse and comprised of eight independent directors, one African, three African Americans, and three women. See chart detailing director nominees in Proposal No.1.

•	We continue to focus on increasing employee diversity, and have increased the percentage of females in our workforce from 34% to 39% on a global basis.

•	Promoting a respectful workplace environment has contributed to an employee retention rate of more than 87% in Fiscal 2022

•	Honoring traditions and customs of the communities where we have a presence.

•	Health and wellness programs including, medical staff stationed at our manufacturing facility, free and reduced food programs, trainings, union benefits, athletic facilities and employee sport league sponsorship. In Fiscal 2022, the Company provided 650,000 free or reduced cost meals and 117,000 free rides to and from work at a cost of $6 million dollars. Such programs improve the lives of our workers, increase productivity and loyalty while reducing pollution from individual vehicles and food waste and packaging.

•	One of founding members of PAS (“Parque Agroforestal Sestentable” or Sustainable Agroforestry Park), for a sustainable planet, to promote, fundraise and build a green initiative located in a disadvantaged area of Tijuana, MX to bring a large farming area to allow for sustainable agriculture, park space, and free groceries. The organization has secured a twenty year land lease, with drawings, design and land studies completed.

•	SMART (specific, measurable, attainable, realistic, and time-bound) performance metrics tied to incentive/bonus policies.

•	Strong culture of quality and innovation.

Our Environmental Commitment in Practice

Since its establishment in 1968, environmental and sustainable processes have been a hallmark of the Company.

With the potential to reduce material and energy consumption by up to 95 percent, industry sources believe that remanufacturing is the most efficient and sustainable process for producing aftermarket replacement parts, making MPA’s business practices green by nature, supported by the processes noted below.

Highlights of the Company’s eco-friendly remanufacturing processes and its industry leadership, include:

•	Sorting the broken-down units returned by customers utilizing an innovative and efficient core-sorting process.

•	Reconditioning and re-utilizing durable components after passing rigorous testing processes.

•	Savings of approximately 56,658 tons of raw materials in Fiscal 2022, due to a reduction in the required materials in the remanufacturing production process, compared with new product processes.

•	Recycling of approximately 4,000 tons of water per year.

•	Recycling of approximately 5,000 tons of cardboard and 16,000 tons of metal and other raw materials in Fiscal 2022.

How Remanufacturing Can Address Climate Change

The remanufacturing process preserves the energy required in forging and forming durable components, an advantage to recycling alone; and it allows for recycling of metal scrap, such as copper, aluminum, and steel. Equally important, by reclaiming and reconditioning components, the remanufacturing process also conserves the energy and materials that would be required to create new parts. Manufacturing one new starter for instance requires more than 10 times the amount of energy and nine times the number of materials compared with producing remanufactured parts. Manufacturing a new alternator requires approximately seven times the amount of energy and eight times the amount of raw material necessary to produce a remanufactured part. One recent study found that a remanufactured brake caliper saves 95% of the raw materials by weight of new manufacturing and can be completed at least twice with the same core, leading to additional life cycle savings. As highlighted above, the Company reduced raw material usage in manufacturing by nearly 72,000 tons in Fiscal 2022 through its remanufacturing process. The energy savings translates into lower carbon dioxide output and overall lower consumption. In fact, industry sources estimate, remanufactured products conserve roughly the equivalent of 400 trillion BTUs of energy per year. The remanufacturing process and recycling employed by MPA takes real steps to mitigate the effects of climate change, by drastically reducing the greenhouse gas emissions that are normally generated by producing new parts.

Committed to Social Responsibility in Action

Motorcar Parts of America is firmly committed to social responsibility. While safety, respect and inclusion have always been fundamental to the Company, these qualities are more important than ever given the global pandemic and the impact it is having on employees, family members, and the community at large. Medical professionals are onsite or within close proximity to the Company’s operations, and management is doing everything possible to address the challenges, including onsite vaccination. In addition, socially responsible initiatives include subsidized food programs for certain employees and donations to community organizations, sponsorship of sport teams and weekend family events.

Human Rights Policy

As part of our Supplier Code of Conduct, suppliers are required to acknowledge compliance with MPA’s polices, and state, federal and international law, as applicable. MPA expects its suppliers to comply with all applicable laws, rules, and regulations, including, without limitation, the specific laws, rules, and regulations referenced below, and to refrain from any illegal conduct, including, without limitation, conduct that is illegal under the U.S. Foreign Corrupt Practices Act and applicable foreign anti-bribery laws. The Company expects its domestic and international suppliers to abide by the U.S. Department of Treasury, Office of Foreign Assets Control (OFAC) – Sanctions Programs.

Health and Safety

MPA’s operations in Torrance, California follows all local, state, and federal laws, rules, regulations and ordinances. Accordingly, management conducts ongoing audits, evaluations and reports for each of our subsidiaries. Our wholly owned Mexican subsidiaries’ health and safety policies meet and/or exceed applicable local and federal regulations and laws.  They are also shared with, reviewed annually and supported by union, Sindicato Mexico Moderno. Our wholly owned Canadian subsidiaries’ health and safety policies are reviewed and approved annually by management teams, as per the ESA and the Ontario Occupational Health & Safety Act. Monthly and quarterly meetings and inspections are conducted with the Company's safety committees. Management reviews all health and safety issues monthly and creates a report. Our operations in Malaysia follow similar procedures and comply with local laws and regulations including health and safety requirements.

Governance Policies and Guidelines

We have adopted a Code of Business Conduct and Ethics that provides policies for various matters relating to the conduct of our business, including the following key matters:

•	compliance with governmental laws, rules and regulations confidentiality

•	conflicts of interest and corporate opportunities

•	insider trading, which is supplemented by a robust policy applicable to the Company’s directors, officers and employees.

•	director qualifications, including a statement that the Company seeks directors with a diverse set of expertise and experience, that the Company values integrity and the ability to work with other members of the Board and senior management, and also that the Company will take into account the diversity of a candidate’s perspectives, background and other demographics and characteristics.

The Code of Business Conduct and Ethics is filed with the SEC and a copy is posted on our website at www.motorcarparts.com. We intend to disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website within four business days following the date of such amendment or waivers. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request addressed to the Corporate Secretary at Motorcar Parts of America, Inc., 2929 California Street, Torrance, CA 90503.

Our Board has adopted a number of other policies and guidelines that are intended to ensure good governance and the alignment of interests between the directors and management, on the one hand, and shareholders on the other. Among the written policies are:

Related Person Transaction Policy. This policy makes certain material transactions between a company and related persons subject to approval or ratification in order to avoid conflicts of interest or the perception thereof. The policy includes the following terms:

•	“Related Person” includes directors, executive officers, beneficial owners of more than 5% of the

•	Company’s securities, immediate family members of the foregoing, and other related entities.

•	$120,000 materiality threshold for applicability of the policy.

•	The policy requires annual Audit Committee status reports on related person transactions.

•	Various types of transactions are automatically pre-approved under the policy, including regular executive compensation reported on the Company’s proxy statement pursuant to Item 402 of Regulation S-K and ordinary-course transactions where a related person owns 10% or less of the equity interest in another party to the related party transaction.

•	Clawback Policy. This policy allows the Company to recoup certain compensation awards paid to executives in the event of restatement of the financial results upon which the awards were based. The policy includes the following terms:

•	The policy is triggered when there is a restatement to the Company’s financial statements to correct a material error that the Board or Compensation Committee determines is a result of fraud or intentional misconduct of a participant in the Company’s incentive plans.

•	The policy applies to all bonuses, incentive compensation, and equity-based awards granted after the end of Fiscal 2017.

•	Stock Ownership Guidelines. These guidelines serve to align the interests of directors and officers with those of our shareholders by requiring them to acquire and hold an amount of stock with an aggregate market value equal to a specified multiple of their base salary or cash retainer (as applicable). The guidelines allow: 1) unvested restricted stock vesting purely on a time basis, and 2) shares held in trust to be counted toward the stock owned under the guidelines. Once a director and/or officer meets the stock ownership guidelines they will not fall out of compliance based solely on a stock price decline.

The policy includes the following terms:

•	The Chief Executive Officer is expected to hold, within approximately 5 years after attaining his or her position, shares of Company common stock worth 3 times his or her base salary.

•	Named executive officers other than the Chief Executive Officer are expected to hold, within approximately 5 years after attaining their position, shares of Company common stock worth 2 times their base salary.

•	Each non-employee director is expected to hold, within approximately 5 years after attaining his or her position, shares of Company common stock worth 3 times his or her annual cash retainer.

•	As of March 31, 2022, Mr. Joffe held shares of Company common stock worth well in excess of 3 times his base salary, and Mr. Lee held shares of Company stock in excess of 2 times his base salary. As of March 31, 2022, Mr. Schooner, Mr. Mochulsky and Ms. Stone each held shares of Company common stock less than 2 times their respective salaries. As of March 31, 2022, all of our non-employee directors, except for our newest directors Ms. Rankin and Ms. Warfield, held shares of Company common stock worth 3 times his or her annual cash retainer. Ms. Stone has until September 11, 2024, Ms. Rankin until December 30, 2025, and Ms. Warfield until January 26, 2027.

The Company is focused on adjusting stock grants to allow Mr. Schooner and Mr. Mochulsky to meet the stock ownership guidelines in the near future.

Certain Relationships and Related Transactions

As discussed above, we have a written policy applicable to any transaction, arrangement or relationship between us and a related party. Our practice with regards to related party transactions has been for our Audit Committee to review, approve and/or ratify such transactions as they arise in accordance with the policy.

Director Independence, Board of Directors and Committees of the Board of Directors

Board Independence. Each of Scott Adelson, Rudolph J. Borneo, Dr. David Bryan, Joseph Ferguson, Philip Gay, Duane Miller, Jeffrey Mirvis, Jamy P. Rankin, Patricia (Tribby) W. Warfield and Barbara J. Whittaker are independent within the meaning of the applicable SEC rules and the NASDAQ listing standards, and all of our committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards.

Board Leadership Structure. The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of our Company to make that determination based on the position and direction of our Company and the membership of the Board of Directors. The roles of Chairman of the Board and Chief Executive Officer are currently held by the same person, Selwyn Joffe. The Board of Directors believes that Mr. Joffe’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of our Company and its shareholders. Mr. Joffe possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our Company and its business and is in the best position to develop agendas that ensure that our Board of Directors’ time and attention are focused on the most critical matters. We believe that our Company has been well served by this model because the combined role of Chairman of the Board and Chief Executive Officer has ensured that our directors and senior management act with a common purpose and in the best interest of our Company. This model enhances our ability to communicate clearly and consistently with our shareholders, employees, customers and suppliers.

Lead Independent Director. Our Board has appointed Joseph Ferguson as our Lead Independent Director to preside at executive sessions of independent directors.

Board’s Role in Risk Oversight. Our Board of Directors as a whole has responsibility for risk oversight with certain categories of risk being reviewed by particular committees of the Board of Directors, which report to the full Board of Directors as needed. The Audit Committee reviews the financial risks, including internal control, audit, information and cyber security, financial reporting and disclosure matters including related person transactions, by discussing these risks with management and our internal and external auditors. The Compensation Committee reviews risks relating to our executive compensation plans and arrangements, human capital management, succession planning, corporate culture and diversity, equity, and inclusion. The Nominating and Corporate Governance Committee reviews risks related to our governance structure and processes, and our overall response to environmental, social and governance (ESG) issues. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about our overall risk profile and is charged with strategic planning oversight and risk mitigation. We believe this structure is appropriate for the Company as it assigns specific areas of risk and its mitigation to the committee best suited to understand and proactively manage such risk as part of its overall oversight of the Company, while having the full Board charged with oversight of the Company’s overall risk profile and mitigation.

Attendance of Board and Committees. Our Board of Directors met seven times during Fiscal 2022. Each of our then directors attended 75% or more of the total number of meetings of the Board of Directors and committees thereof during Fiscal 2022. Our last annual meeting of shareholders was held on September 13, 2021. All of our then directors attended our last annual meeting of shareholders. Each director is encouraged to attend each meeting of the Board of Directors and the annual meeting of our shareholders.

Audit Committee. The current members of our Audit Committee are Philip Gay, Joseph Ferguson, and Jeffrey Mirvis, with Mr. Gay serving as chair. Our Board of Directors has determined that all of the Audit Committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards. Our Board of Directors has also determined that Mr. Gay, Mr. Ferguson and Mr. Mirvis are each a financial expert within the meaning of the applicable SEC rules. The Audit Committee oversees our auditing procedures, receives and accepts the reports of our independent registered public accountants, oversees our internal systems of accounting and management controls and makes recommendations to the Board of Directors concerning the appointment of our auditors. The Audit Committee met four times in Fiscal 2022.

Compensation Committee. The current members of our Compensation Committee are Rudolph Borneo, Dr. David Bryan, and Jeffrey Mirvis, with Mr. Borneo serving as chair. The Compensation Committee is responsible for developing our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our Chief Executive Officer and other senior officers and making determinations concerning the salary, bonuses and equity-based awards to be awarded to these officers, as well as human capital management, and management succession planning. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity. For further discussion of our Compensation Committee, see below “Compensation Committee Interlocks and Insider Participation.” The Compensation Committee met seven times in Fiscal 2022.

Nominating and Corporate Governance Committee. The current members of our Nominating and Corporate Governance Committee are Dr. David Bryan, Jeffrey Mirvis and Barbara Whittaker, with Ms. Whittaker serving as chair. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of applicable SEC rules. Our Nominating and Corporate Governance Committee is responsible for maintaining strong corporate governance within the Board and the Company as a whole, as well as identifying, vetting and ultimately nominating candidates to our Board of Directors, Board succession planning, as well as oversight of our response to ESG issues. Our Nominating and Corporate Governance Committee met once during Fiscal 2022.

In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Corporate Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. Our Company does not maintain a separate policy regarding the diversity of its Board members. However, the Nominating and Corporate Governance Committee considers individuals with diverse and varied professional and other experiences for membership. A candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Corporate Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Corporate Governance Committee will retain full discretion in considering its nomination recommendations to our Board of Directors.

Information about Our Executive Officers

Our executive officers (other than executive officers who are also members of our Board of Directors), their ages and present positions with our Company, are as follows:

Name	Age	Position with the Company
David Lee	52	Chief Financial Officer
Richard Mochulsky	64	SVP, Sales and Marketing
Doug Schooner	53	Chief Manufacturing Officer, SVP
Kamlesh Shah	59	Chief Accounting Officer
Juliet Stone	49	Vice President, Secretary and General Counsel

Our executive officers are appointed by and serve at the discretion of our Board of Directors. A brief description of the business experience of each of our executive officers other than executive officers who are also members of our Board of Directors and significant employees is set forth below.

David Lee has been our Chief Financial Officer since February 2008. Prior to this, Mr. Lee served as our Vice President of Finance and Strategic Planning since January 2006, focusing primarily on financial management and strategic planning. Mr. Lee joined us in February 2005 as a Director of Finance and Strategic Planning. His primary responsibilities as Chief Financial Officer are treasury, budgeting and financial management. From August 2002 until he joined us in 2005, he served as corporate controller of Palace Entertainment, Inc., an amusement and water park organization. Prior to this, Mr. Lee held various corporate controller and finance positions for several domestic companies and served in the audit department of Deloitte LLP (formerly known as Deloitte & Touche LLP). Mr. Lee is a Certified Public Accountant. Mr. Lee earned his Bachelor of Arts degree in economics from the University of California, San Diego, and a Master’s in Business Administration degree from the UCLA Anderson School of Management.

Richard Mochulsky has been our Senior Vice President of Sales and Marketing since May 2019. Mr. Mochulsky joined the Company in 2005 as a Director of Traditional Sales, and became VP of Traditional Sales in 2009, before taking over the entire sales function in 2011 as VP of Sales. He was promoted to SVP of Sales in 2015. Mr. Mochulsky has been in the auto parts business since 1979, starting his career at Dayco Rubber Company, before taking positions at Four Seasons a division of Standard Motor Parts, and Compressorworks.

Douglas Schooner has been our Chief Manufacturing Officer since June 2014 and an SVP since 2018. Mr. Schooner joined us in 1993 and became the Vice President, Global Manufacturing Operations in January 2001 until his promotion in June 2014. Mr. Schooner has held the positions of Engineer, Production Manager, Assistant Vice President, Production and Vice President, Manufacturing prior to assuming his current position with Company. As Chief Manufacturing Officer, Mr. Schooner is responsible for all manufacturing, materials and logistic operations for our facilities. Mr. Schooner has a Bachelor of Science degree in Mechanical Engineering from the California State University, Long Beach.

Kamlesh Shah has been our Chief Accounting Officer since November 2019. Prior to this, Mr. Shah served as our Vice President, Corporate Controller since 2016, and has been with the Company since 2007, having joined as an Assistant Controller. Before joining us in 2007, he served as an Assistant Controller for Leiner Health Products Inc., a private label manufacturer of vitamins and pharmaceutical products. Prior to joining Leiner in 2000, Mr. Shah held various accounting positions at both domestic and international companies. Mr. Shah is a Certified Public Accountant. In addition, he holds a degree in Finance and Accounting from the University of Bombay, along with a diploma in Financial Management and Computer Management.

Juliet Stone has been our Vice President, General Counsel and Corporate Secretary since September 2019. She acted as Senior Corporate Counsel at Stamps.com from February 2017 to August 2019, as General Counsel at Hanmi Financial Corporation from November 2013 to January 2017 and in various legal roles including General Counsel at BBCN Bancorp, Inc. FNA Nara Bancorp. Inc from 2006 to 2013. Ms. Stone is admitted to practice law in California and is a graduate of The University of Southern California Law Center and a recipient of a Bachelor of Arts in Economics-Business from University of California at Los Angeles.

There are no family relationships among our directors or named executive officers. There are no material proceedings to which any of our directors or executive officers or any of their associates, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding during the last ten years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last ten years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. To our knowledge, none of our directors or executive officers are subject to any petition under federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing, with the following exception: to the extent that such persons were involved in bankruptcy proceedings related to the Company’s subsidiary.

Compensation Discussion and Analysis

A strong commitment to enhancing shareholder value has been a guiding force throughout the Company’s history. Consistent with the overall objective to enhance shareholder value, management consistently strives to communicate the Company’s success in reaching its near and long-term strategic goals. The Company completed its footprint of the future through the execution of the Company’s multi-year strategic growth program, and in Fiscal 2022 our goals focused on financial targets to benefit the Company and our shareholders. The Company achieved strong EBITDA after adjustments and Net Sales but suffered relative to Pre-tax ROIC and Net Cash Provided by Operating Activities. Knowing that it would hurt the Pre-tax ROIC and Net Cash Provided by Operating Activities, in Fiscal 2022, the Company made a conscious decision to invest cash in inventory for several reasons: 1) to serve our customers better given the ongoing supply chain issues, 2) to launch a new brake-related product line, and 3) to incentivize new customers to work with us. Though it may hurt ROIC in the short run, we believe our decision to invest in inventory should pay off in the long run. The increased inventory levels in a time of uncertainty with supply chain, significantly helped us land new business of approximately $65 million annualized. These inventory levels allowed the customers to be comfortable with our ability to meet the increased demand for our product. We have secured a large customer for our full line of brake products and believe that the line should significantly grow in the near and long-term. Specifically, we secured incremental business for our fast-growing brake rotor, pads and brake caliper businesses. The inventory also made us more competitive to retain our current customers and attract other new business.

It is important to note that in Fiscal 2019 the Company embarked on a strategy to launch non-discretionary hard parts in a category (full line brake supply) that is for the most part agnostic to the electric vehicle technology and that would position us for long term growth regardless of prevailing technology. Though COVID delayed the timing of the strategy, the Company believes that the initial success of this strategic initiative will pave the way for years of growth in shareholder value. In Fiscal 2022 the compensation strategy was meant to incentivize this successful strategic initiative, paving the way for sustained growth in shareholder value. In the next fiscal years compensation will be driven to incentivize successful execution and implementation of the plan.

With this strategic plan in place the Company believes that as it transitions to its next plateau of growth that the substantial majority of both its human and physical plant is in place. This in effect should allow us to leverage current overhead to grow profitability and to generate Net Cash Provided by Operating Activities. Shareholder return remains the main focus of the incentive compensation plans put in place by the Company in Fiscal 2022. Specifically, in response to shareholder comments, we have incorporated shareholder return metrics in all areas of total compensation, including in the individual and Company goals for our Fiscal 2022 Annual Cash Incentive Plan, the long-term PSUs granted to the named executive officers and the performance-based restricted stock grant to the CEO.

This Compensation Discussion and Analysis describes our executive compensation program for our named executive officers for Fiscal 2022. The following discussion and analysis of compensation arrangements of our named executive officers for Fiscal 2022 should be read together with the compensation tables and related disclosures set forth below.

We are proud of our accomplishments in achieving the key milestones related to the strategic plan discussed above during Fiscal 2022, including the following:

✓	We achieved organic sales growth of more than 20 percent;

✓	We secured new multi-year business commitments of more than $100 million, primarily across multiple brake-related products;

✓	We developed a comprehensive line of brake pads utilizing an industry-leading formulation, and brake rotors, serving the professional installer market under the Company’s Quality-Built brand (we expect this business to exceed $300 million in the next three to five years);

✓	We successfully expanded sales through additional product line launched in Mexico;

✓	We completed a multi-year expansion program of our facilities in Mexico, including completion of a new brake caliper manufacturing facility, which enabled us to get significant new brake caliper business;

✓	We added capacity to support anticipated future growth with limited additional capital investment;

✓	We secured purchase orders from all major automotive retailers for rotating electric bench-top testing equipment; potential opportunity is approximately $80 million, over the next three to five years, this is the start of us moving towards a “SaaS” model (Software as a Solution) for our diagnostic business;

✓	We won various prestigious Tier-1 orders for our EV technology from major global automotive, aerospace and research institutions;

✓	We opened an EV contract testing center in Detroit, Michigan which should accelerate our SaaS model once remote testing is launched; and

✓	We extended the maturity date of our Credit Facility from June 2023 to May 2026 to enhance our liquidity and capital resources;

Executive Compensation Summary.

The Company’s strategic planning process OGSM has a singular objective each year – to build shareholder value.

OGSM stands for Objective, Goals, Strategies, and Measurement. As mentioned above the Objective is singular and has always been to build shareholder value; the Goals are the items to be accomplished that will result in building shareholder value; the Strategies are all the executables that must take place to accomplish the goals and last but not least Measurements are used to track the progress and serve as a benchmark for executive compensation and bonuses. The Board meets annually each year to discuss, develop and refine the Company’s strategic plan, subsequently the executive management team meets to develop the specific OGSM process keyed off the strategic planning initiatives recommended by the Board. Once the executive OGSM is completed and presented to and approved by the board a detailed business plan and budget is developed and presented to the Board for approval.

The CEO’s goals each year are set by the Board and Compensation Committee to align with the strategic planning initiatives set at OGSM each year. In turn each named executive officer is assigned goals meant to cascade off the CEO/Company goals. As such, OGSM serves as the backbone of designing and measuring our executive compensation.

The retention of experienced, highly capable and dedicated executives is crucial to the long-term success of our Company. To achieve the goal of recruiting, retaining and motivating our executives, our Compensation Committee has developed an overall executive compensation program that rewards these employees for their contributions to our Company.

The primary objectives of our practices with respect to executive compensation are to:

•	Provide appropriate incentives to our executive officers to implement our strategic business objectives and achieve the desired Company performance

•	Reward our executive officers for their contribution to our success in building long-term shareholder value

•	Provide compensation that will attract and retain superior talent and reward performance.

Specific measures taken to improve the alignment of our compensation practices with shareholder return and better align executive compensation with company performance (“pay for performance”) in Fiscal 2022 include:

•	Replacing options with long term performance-based restricted stock units (PSUs) with shareholder-focused metrics to encourage greater alignment of interest between shareholders and executives;
•	Increase in Mr. Joffe’s performance-based equity weighting to 80% of his equity compensation;
•	Introduction of a three-year performance measurement period and cliff vesting for PSUs to place greater emphasis on longer-term performance;
•	Use of a three-year relative total shareholder return metric to place greater emphasis on shareholder value creation and to better reflect shareholders’ expectation that the company should strive to create return greater than its peers;
•	For Fiscal 2023, for the PSU grant, increased weighting to 30%, from 20% in Fiscal 2022, for relative total shareholder return to place greater emphasis on shareholder return;

•	Reduction of Individual Performance weighting to 20% from 30%, as well as Mr. Joffe’s Individual Goals being fully aligned with the Company Performance Goals;
•	Capping of Individual Goal payout to the achievement of Company Performance Goals;
•	Slightly above-target payout on quantitative corporate performance metrics (EBITDA after adjustments, pre-tax ROIC, and Net Sales after adjustments) reflecting strong financial performance, despite this the second-year tranche of performance-based stock options, granted in Fiscal 2021 not vesting and being forfeited due to stock price target not being met, reinforcing pay for performance alignment.

Compensation Components and Key Elements.

With our compensation objectives in mind, as further described below, our executive officer compensation program consists of five primary elements:

Base Salary. Base salary is the “fixed” component of our executive compensation intended to meet the objective of attracting and retaining the executive officers of superior talent that are necessary to manage and lead our Company.

Annual Cash Incentive Plan. We use a cash-based incentive plan to motivate the achievement of key short-term pre-determined financial and individual performance goals meant to enhance shareholder value.

The following table includes the target cash-based incentive compensation for each named executive officer in Fiscal 2022:

Named Executive Officer	Target Incentive Compensation	Targeted Compensation for Achieving the Targeted Performance on the Company Performance Goal (80% of Total)	Targeted Compensation for Achieving Individual Goals (20%)
Selwyn Joffe	$993,907	$795,126	$198,781
David Lee	$198,960	$159,168	$39,792
Richard Mochulsky	$116,886	$93,509	$23,377
Doug Schooner	$142,884	$114,307	$28,577
Juliet Stone	$103,350	$82,680	$20,670

Longer-term, Equity-Based Incentive Plan. Equity awards are a part of our overall executive compensation program to align the interests of our executives with those of shareholders while rewarding individual performance and ensuring we offer competitive compensation levels. In Fiscal 2022, half of the value of the equity awards granted to our named executive officers (not including Mr. Joffe’s performance-based restricted stock award) were performance based and included PSUs requiring three years of performance to vest.

Deferred Compensation Benefits. We offer participation in a non-qualified deferred compensation plan to selected executive officers which provides unfunded, non-tax qualified deferred compensation benefits. We believe this program helps promote the retention of our senior executives. Participants may elect to contribute a portion of their cash compensation to the plan. In Fiscal 2022 we made matching contributions of 100% of each participant’s elective contributions to the plan up to 3% of the participant’s cash compensation for the year.

Employee Benefits. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. The Company does not provide pension benefits, other than matching contributions under the Company’s 401(k) retirement plan. The Company may also from time to time provide perquisites such as Company-paid or reimbursed automobiles, additional coverage under our medical plans and participation in deferred compensation plans, as discussed in this proxy statement.

We believe that a significant portion of executive officer compensation should be at-risk and dependent upon the achievement of measurable and objective performance metrics tied to increased shareholder value. In Fiscal 2022, the awards under the Annual Cash Incentive Plan for all named executive officers were based on the achievement of pre-determined objective metrics of the Company and each individual named executive officer. Approximately 55% of the Chief Executive Officer’s total direct Fiscal 2022 compensation is comprised of stock awards (the “Equity Component”), including PSUs and performance-based restricted stock awards. These awards are subject to fluctuations in the Company’s stock price, which we believe aligns his interests with the interests of the Company’s shareholders going forward. This percentage compares with an Equity Component percentage (as compared to total direct compensation) of approximately 68% in Fiscal 2021, 50% in Fiscal 2020 (Mr. Joffe waived his right to receive the performance-based restricted stock, due under this Employment Agreement, in Fiscal 2020) and 75% in Fiscal 2019. A great majority of Mr. Joffe’s Equity Component consists of performance-based awards focused on enhanced shareholder value, even better aligning his compensation with the interests of our shareholders.

With respect to our Annual Cash Incentive Plan, the individual performance metrics employed in recent years focused on the transformation of our business including the launch of our new full line brake program, consolidation of our operations into low-cost countries, and electric vehicle and aerospace initiatives. In Fiscal 2022 and the beginning of Fiscal 2023, we continued to invest in infrastructure and production processes needed for long term growth of the MPA franchise while investing more cash in inventory to assist in our long-term business objectives. Notwithstanding the effects of continuing supply chain issues, we believe our investments are bearing, and will continue to bear fruit in the coming periods.

Additionally, in Fiscal 2022, the Company granted to our named executive officers long-term cliff vesting PSUs which are tied to the achievement of EBITDA, after certain adjustments, Relative TSR against the Russell 3000, excluding financial and real estate companies and Net Sales, after certain adjustments. In Fiscal 2023, the Company again granted to our NEOs long-term cliff vesting PSUs which are tied to the achievement of similar shareholder return focused goals, with Relative TSR being weighted more heavily. Appendix A shows how EBITDA and Net Sales, each after certain adjustments was calculated in Fiscal 2022. The metrics for the grants made in Fiscal 2022 and Fiscal 2023 are each based on such numbers three years in the future but should be derived in a similar fashion. Relative TSR is calculated by a third party using a Monte Carlo simulation.

Moreover, we believe that the compensation program should serve the interests of shareholders. Accordingly, we have adopted various policies and practices that we believe are in shareholders’ interests, including:

What We Do	What We Don’t Do
Align pay with performance	No “single-trigger” equity acceleration in connection with a change in control
Formulaic cash-based incentive program, with 80% of total cash-based annual incentive award opportunity tied to objective financial performance goals	Do not provide above-market interest rates on deferred compensation
Maintain rigorous stock ownership requirements: 3x base salary (CEO) and 2x base salary (other named executive officers)	Do not re-price or exchange stock options without shareholder approval
Maintain a clawback policy (see “Governance Policies and Guidelines—Clawback Policy” above)	Do not allow hedging or pledging of our equity securities
Annual say-on-pay vote
Seek and respond to input from our shareholders regarding executive compensation
Independent compensation consultant

As discussed above under “Governance Policies and Guidelines—Stock Ownership Guidelines,” we have also adopted stock ownership guidelines, pursuant to which each of our directors and executive officers are required to hold a certain number of shares of our common stock, within a specified timeframe.

Say on Pay Vote.

At the Annual Meeting held on September 13, 2021, 87% of the votes cast by our shareholders approved the non-binding advisory vote related to executive compensation. As a result, we engaged and expect to continue to engage our shareholders to understand their concerns with our executive compensation program, and with the goal of enhancing our shareholder communications. Please see Engagement of Shareholders section above for further details. In Fiscal 2022, we held discussions with nearly all of our major shareholders, representing 55% of the holders of Company common stock, regarding executive compensation and other governance and business performance issues. In response to the feedback we received in these meetings, we continued to enhance our incentive compensation goals of focusing on fulfilling our long-term strategic objectives and building shareholder value. The Annual Cash Incentive Plan for Fiscal 2022 employs Company and individual based objective metrics focused on building shareholder value and return. The equity granted in Fiscal 2022 and beyond include long term PSUs with cliff vesting three-year performance metrics for all Executive Committee members, including the named executive officers and a restricted stock grant to the CEO that vests upon the achievement of objective financial metrics intended to increase shareholder value and return. Our Executive Committee is a group of worldwide senior staff, including our named executive officers, who meet weekly and are responsible for management and oversight of the Company, including our subsidiaries. All members of the Executive Committee were given objective metrics focused on building shareholder value to align our entire management team.

In Fiscal 2022, the Company completed a multi-year investment program to support its expanded non-discretionary automotive product lines. The Company’s brake related products, including brake calipers, brake rotors and its comprehensive line of brake pads were formally launched in Fiscal 2022 for the professional market, are gaining significant momentum with exciting commitments and interest in the products. This will result in continuing growth and profitability in our hard parts business. Equally important, as these product lines grow, the Company’s entire manufacturing, distribution and organizational footprint should leverage fixed costs. These factors, combined with favorable long-term industry dynamics, will support the Company’s growth and profitability targets, and enhance shareholder value. In addition, the Company’s D&V subsidiary continued to gain traction in Fiscal 2022 with a series of global wins for its cutting-edge EV technology, as well as the ramp up of its Detroit Technical Center to support innovative and cost-effective solutions for electric vehicle manufacturers.

Engagement with Shareholders

We openly encourage direct dialogue between management and shareholders. And try at least on a quarterly basis to make contact with our shareholder base. We host an open conference call to discuss earnings and have a “no restriction” question and answer session for our participants. In addition we actively engage with our shareholders in person, by phone, and through written correspondence. During Fiscal 2022, we met via conference call / video and in person with most of our largest shareholders and many other shareholders. We consider the shareholders’ feedback offered during those meetings and continue to improve our corporate governance, communication and executive compensation practices.

Shareholders expressed a desire that a majority of equity awards granted to our named executive officers be based on metrics directly related to enhancing shareholder value. Starting in Fiscal 2022, of the equity awards granted to our named executive officers (other than Mr. Joffe’s restricted stock award) approximately fifty percent (50%) of the value of such awards were granted as restricted stock units that vest ratably over a three-year period subject to continued service, and approximately fifty percent (50%) of the value of such awards were granted as performance-based restricted stock units (PSUs) that are eligible to vest at the end of a three-year period based on the Company’s achievement of the following financial performance metrics tied to our projected budget for Fiscal 2024, at the time of grant: 1) EBITDA, with certain adjustments (50% weighting), 2) Relative Total Shareholder Return (TSR) to Russell 3000, with financial and real estate companies excluded (20% weighting), and 3) Net Sales, with certain adjustments (30% weighting), each of which, the Company believes focuses on driving shareholder value. In addition, the PSUs granted in Fiscal 2022 vest at the end of a three-year performance period, as opposed to performance-based stock awards granted in prior fiscal years which vest annually over a three-year period, which we believe focuses on driving long-term shareholder value.

With respect to our Fiscal 2022 annual incentive award (bonus) plan (the “Annual Cash Incentive Plan”) for executive officers, we chose three key metrics for the portion of the award based on the achievement of Company performance objectives: 1) Pre-tax return on invested capital (ROIC) (20% weighting), 2) EBITDA, with certain adjustments (50% weighting), and 3) Net Sales, after certain adjustments (30% weighting), each as explained in Appendix A. These three metrics are viewed as key indicators of our performance that our CEO, CFO and VP Investor Relations discussed with most of our shareholders. The Compensation Committee deemed that these key executable metrics in Fiscal 2022 were critical to the future success of the Company and would directly translate to building shareholder value. Please note that historically the sales metric applicable to annual performance awards was changed from Net Sales Run Rate for Fiscal 2021 awards to Net Sales, after certain adjustments for Fiscal 2022 awards. Though it may appear that the metric was reduced from Fiscal 2021 to Fiscal 2022, in fact the metric became more rigorous, as Net Sales Run Rate includes all sales actually made, plus those that are promised but may not be fulfilled for one to three years, while Net Sales, after certain adjustments is a number tied to sales actually made in the fiscal year.

Additionally, the CEO’s Fiscal 2022 performance based restricted stock grant was tied to the following goals which we believe focus on increasing shareholder value: 1) EBITDA, after certain adjustments, 2) Net Sales, after certain adjustments, and 3) Pre-tax ROIC. Each of these measures is contained in the Company’s 8-K filing, of the press release to our earnings release made on June 14, 2022. We believe the historical multi-year capital investments made in inventory and other projects put the Company in a position to win new business, including the launch of a new product line (allow a full line of brake products) which should positively impact our overall sales, allowing continued sustained growth and profitably, in the brake line as well as our full product line.

When talking to shareholders in Fiscal 2022 we received input that shareholders wanted incentive-based compensation based on the generation of positive cash flow from operations and as a result we included such metric in our Fiscal 2023 incentive plans. In Fiscal 2023, we have continued to emphasize our focus on shareholder value and return by adding Net Cash Provided by Operating Activities as the largest portion of the performance metric in our short term incentive plan, as well as in the CEO’s restricted stock grant, as the Compensation Committee and the Board emphasized the ever increasing importance of positive cash flow in today’s fiscal environment, and increasing the weighting of the Relative TSR performance metric for the PSUs granted in Fiscal 2023 to 30% weighting from 20% in Fiscal 2022.

In Fiscal 2022, the CEO, General Counsel and the Chair of the Compensation Committee reached out to shareholders — representing more than 70 percent of ownership and receiving feedback from more than 55 percent. The Compensation Committee Chair and General Counsel exchanged perspectives with the shareholders and listened carefully to their concerns. The dialog focused on incentive compensation directly tied to short-term and long-term shareholder returns, the need for incentive compensation to properly reflect the fiscal results of the Company, and the blueprint to implement ESG disclosure to better capture the benefits of remanufacturing in general and MPA specifically.

As a direct result of shareholder feedback:

•	the Compensation Committee continued to engage Willis Towers Watson (“WTW”) to advise the Compensation Committee relative to the overall compensation program for executives and directors (please see, Engagement of Compensation Committee Consultant section below);

•	we continued our focus on and commitment to reducing our mark on the planet, bettering the conditions of our employees and the disclosure of our work relative to ESG, a natural fit for a company that focuses on remanufacturing and electrification of vehicles to substantially eliminate the automotive carbon footprint;

•	the Compensation Committee:

(a)	sharpened the requirement of shareholder return metrics utilized in the Company and individual portion of our Annual Cash Incentive Plan in Fiscal 2022, and increased the weighting of such shareholder focused return metrics in Fiscal 2023;

(b)	further enhanced the shareholder return metrics in a majority of the Fiscal 2023 grants, including grants of long-term PSUs vesting over three years and the CEO performance-based restricted stock grant; and

(c)	continued our pattern of aligning the metrics for the CEO’s restricted stock grant to shareholder expectations as follows: 1) in Fiscal 2021, metrics balanced incentives for timely execution of the strategic initiatives discussed, and shareholder return metrics; 2) in Fiscal 2022, metrics focused on Company financials rather than strategic initiatives and included Pre-tax ROIC, EBITDA, after certain adjustments, and Net Sales, after certain adjustments; and 3) in Fiscal 2023, metrics will continue to focus on Company financials with a large focus on the generation of cash.

Determination of Compensation Decisions.

The Compensation Committee is responsible for establishing, developing and maintaining our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefits plans and policies, administer our equity incentive plans and review and approve all compensation decisions relating to all executive officers and directors. For the Compensation Committee to perform its function, the following process for determining executive compensation decisions has been followed.

Engagement of Compensation Committee Consultant.

In Fiscal 2022, the Compensation Committee retained WTW to review the Board’s overall compensation. Please see Director Compensation below for a full discussion.

In Fiscal 2021, in response to comments from our shareholders, the Compensation Committee retained WTW to assist the Compensation Committee complete an overview of our compensation process and metrics, including: the review of our peer group, short and long-term equity incentive plan as well as overall compensation levels of our Executive Committee. Such work was completed and implemented in the compensation metrics utilized in Fiscal 2022, as our grants and metrics are set at the beginning of each fiscal year. WTW has assisted the Company to respond to our shareholders, focusing our incentive compensation on shareholder return metrics. WTW does not perform any other consulting work or any other services for our Company, reports directly to the Compensation Committee, and takes direction from the Chair of the Compensation Committee. The Compensation Committee has assessed the independence of WTW pursuant to the rules prescribed by the SEC and has concluded that no conflict of interest existed or currently exists that would prevent WTW from serving as an independent consultant to the Compensation Committee.

The Compensation Committee considered analysis and advice from WTW when making compensation decisions for the Chief Executive Officer and other senior executives with regard to Fiscal 2022 compensation, including WTW’s input on performance-based metrics for the annual cash and equity awards made, as well as the use of long term cliff vesting performance-based stock units.

Peer Group. WTW reviewed our peer group in Fiscal 2021 and determined that there were no meaningful changes that would improve our peer group, due to the lack of other public companies of similar market capitalization providing a similar product mix. As such the following peer group was maintained for Fiscal 2021: Dorman Products Inc., Fox Factor Holding Corp., Horizon Global Corporation, Modine Manufacturing Co., Myers Industries, Inc., Shyft Group Inc., Standard Motor Products Inc., Stoneridge Inc., Strattec Security Corp., Gentherm, Inc., Superior Industries International Inc. and Voxx International Corporation. Given the limitations of our peer group, WTW recommended that we assess compensation in relation to our peer group as well as other companies with similar revenue to obtain a more fulsome view of the market. Though the Compensation Committee does not itself undertake a formalized benchmarking process, it did engage WTW to perform such a review detailing the competitiveness of our executive compensation relative to that of a peer group and survey data of other companies with similar revenue.

Fiscal 2022 Total Executive Compensation Review.

In reaching its executive compensation decisions for Fiscal 2022, the Committee considered analysis and advice contained in the WTW review regarding the competitiveness of our executive compensation program in comparison to our peer group and compensation surveys. The Compensation Committee believes that executive compensation, in aggregate, was within a competitive range around the market 50th percentile for base salary, target total cash and target total direct both inclusive and exclusive of the CEO with variation by individual. The compensation levels assessed by WTW were based on actual base salary, target bonus and fair value of our most recent long-term incentives. When managing executive compensation towards our compensation philosophy, we focus on competitiveness in the aggregate with the understanding and expectation of individual variation relative to market.

Determining Executive Compensation.

Base Salaries. Our general policy is to initially set the base salaries of our named executive officers at levels that are competitive with our peers, and we generally only increase salaries in the case of promotions or significant increases to an officer’s duties and responsibilities. In Mr. Joffe’s case, his employment agreement provides for review of his base salary from time to time. Any increases to base salaries are reviewed by the Compensation Committee on a case-by-case basis. Mr. Joffe received a base salary increase from $752,960 to $828,256, as of June 18, 2021. Mr. Mochulsky received a base salary increase from $278,300 to $292,215, as of October 3, 2021, Mr. Lee received a base salary increase from $334,950 to $361,746, as of February 7, 2022, Ms. Stone received a base salary increase from $325,000 to $344,500, as of February 7, 2022, and Mr. Schooner received a base salary increase from $408,240 to $424,570, as of April 11, 2022. The Compensation Committee believed these increases were reasonable and meant to keep each officer closer to the target compensation percentile (50th for all named executive officers except the CEO who has a target of 75th percentile). The following table sets forth the Fiscal 2022 base salaries for each named executive officer:

Named Executive Officer	Base Salary
Selwyn Joffe	$828,256
David Lee	$361,746
Rick Mochulsky	$292,215
Doug Schooner	$408,240
Juliet Stone	$344,500

Annual Cash Incentive Plan. Each year we administer a cash-based incentive compensation program that aims to reward our named executive officers for the achievement of key financial (80%) and individual (20%) performance goals. In Fiscal 2022, the Company performance-based metrics included: (1) EBITDA with certain adjustments, (50%), which is calculated as earnings before interest expense, income tax expense, depreciation and amortization and other adjustments described in our earnings releases attached as exhibits to the Company’s Reports on Form 8-K reporting the Company’s results of operations and financial condition for the applicable fiscal year as filed with the SEC, (2) Pre-tax return on invested capital (ROIC) (20%), and (3) Net Sales after certain adjustments, shall mean the Company’s net sales as calculated including items impacting the results as described in the Company’s earnings releases filed with the SEC on Form 8-K (30%) (collectively, the “Company Performance Goal”) and an individualized set of quantitative goals for each individual officer (the “Individual Goals” and, together with the Company Performance Goal, the “Performance Goals”). See Appendix A for a description of Company Performance Goal. Please note that the sales metric was changed from Net Sales Run Rate to Net Sales after certain adjustments. Although it appears the metric was reduced from Fiscal 2021 to Fiscal 2022, the metric actually increased materially. A Net Sales Run Rate includes all sales actually made plus those that are promised but may not be fulfilled for one to three years. Net Sales after certain adjustments is a number tied to actual sales in the fiscal year.

The Company Performance Goals were established by the Compensation Committee following its review of the Company’s plan, strategic initiatives and budget, and are shown in the chart below. Achievement of these goals represented 80% of the NEOs’ annual cash-based incentive opportunity.

Company Performance Goal

	% of Company Performance Goal target bonus	Threshold (50%)	Target (100%)	Maximum (150%)
EBITDA after adjustments	50% weight	$74,000,000	$77,321,000	$82,000,000
Pre-tax ROIC	20% weight	18.5%	19.3%	20.5%
Net Sales after adjustments	30% weight	$546,125,000	$570,590,000	$594,203,000

The Company’s actual performance with respect to the Company Performance Goals in Fiscal 2022 is shown in the chart below:

	% of Company Performance Goal target bonus	Actual	% of Target Reached	Bonus
EBITDA after adjustments	50% weight	$78,587,000	113.5%	56.75%
Pre-tax ROIC	20% weight	18.1%	0%	0%
Net Sales after adjustments	30% weight	$652,563,000	150%	45%

Total Bonus Earned by the named executive officers with respect to the Company Performance Goals was 101.8%.

Each named executive officer was eligible to receive payment with respect to a Company Performance Goal provided the Company achieved that goal at the threshold amount or above (the “Threshold Goal”). If the Company’s actual performance was lower or higher than the target amount established for the relevant metric the bonus earned with respect to that goal was interpolated between either the threshold and the target amounts (50% and 100%) or the target amount and the maximum amount (100% and 150%) for each goal, multiplied by the percentage weighting for that goal.

Twenty percent (20%) of our annual cash-based incentive program is tied to the attainment of individual performance goals, which in conjunction with and approval by the Board, are established for each named executive officer at the beginning of the fiscal year. The Board reviews and approves the overall Company strategy, as well as the individual goals and strategies used to achieve our overarching goals and long-term plans. The Compensation Committee established the Individual Performance Goals for Mr. Joffe using the same performance metrics underlying the Company Performance Goals, though with a different weighting. The Individual Goals established for Fiscal 2022 for each named executive officer are detailed in the tables below.

The performance management process employed to establish individual goals, included three steps: 1) develop SMART goals that are specific, measurable, attainable, realistic, and time-bound, 2) weight the goals to equal 100%, and 3) score the goals. To receive credit for an individual bonus the named executive officer must achieve an overall score of “meets most” of the total of metrics or at least 80%. A “meets all” will pay out at 100% of target, and an “EPICQ” pays out between 100% to the maximum of 150% credit. Achievement of a score between the levels results in a payout based on straight line interpolation. The maximum payout for the individual goals is set by the Company performance to best align pay rigor and pay and performance alignment, for instance in Fiscal 2022, the Company met 101.8%, so the maximum level for an individual is also 101.8%. The Compensation Committee reviewed the performance of each of the named executive officers and assessed their accomplishments against the pre-set goals for each executive, as discussed above. Mr. Joffe assists the Committee in reviewing each of the named executive officers, other than his own performance.

At the end of Fiscal 2022, the Compensation Committee reviews the performance of each named executive officer and assesses each of their accomplishments against their respective Individual Goals. Mr. Joffe assists the Committee in reviewing each of the named executive officers, other than his own performance. Based on its review and evaluation, the Compensation Committee makes the final determination of the appropriate percentage of each of their Individual Goals that they have met. The Committee may exercise negative discretion or positive discretion if a named executive officer meets a measurable stretch goal in the execution of their performance metrics. The Company believes that the strategic initiatives supported by each of the Individual Goals has an immediate positive impact and, more importantly, will be critical to achievement of the Company’s five-year revenue growth and shareholder value targets. The Individual Goals established for each named executive officer and actual achievement of those goals are as follows:

Selwyn Joffe, Chief Executive Office

Strategic Performance Metric / %	Achievement Specifics	Percentage Achievement	Weighted Achievement
EBITDA after adjustments / 50.0%	Actual EBITDA after adjustments exceeded the target EBITDA	113.5%	56.8%
Net Sales after adjustments / 30.0%	Net sales after adjustments exceeded the maximum	150.0%	45.0%
Pre-tax return on invested capital (ROIC) / 20.0%	Pre-tax ROIC did not exceed the threshold pre-tax ROIC.	0.0%	0.0%
Total Individual Weighted Achievement			101.8%
Maximum Individual Goal			101.8%

David Lee, Chief Financial Officer

Strategic Performance Metric / %	Achievement Specifics	Percentage Achievement	Weighted Achievement
Maximize company’s capital structure maintaining liquidity and optimal operating metrics, including cash flow to build shareholder value / 25.0%	Optimal operating metrics achieved	75.0%	18.8%
Manage total shareholder return metrics / 20.0%	Shareholder return targets not met	0.0%	0.0%
Successful completion of PNC Bank, 3rd amendment agreement / 20%	Completed 3rd amendment of credit agreement with PNC Bank	125.0%	25.0%
Enhance Auditor communication - Monthly Basis / 15%	Faciliate more efficient audit	150.0%	22.5%
Optimize internal control and Sox compliance systems / 20.0%	Met optimal internal control goals	150.0%	30.0%
Total Individual Weighted Achievement			96.3%
Maximum Individual Goal			101.8%

Rick Mochulsky, SVP Sales & Marketing

Strategic Performance Metric / %	Achievement Specifics	Percentage Achievement	Weighted Achievement
Achieve sales target by increasing sales / 35%	Exceeded 100% of sales target	150.0%	52.5%
Expand sales of brake caliper products to Customer A / 15.0%	Expanded sales of brake caliper products met	150.0%	22.5%
Successful group approval by "Alliance" and "the group" for calipers / 10.0%	Number of groups approved met goal threshold	50.0%	5.0%
New Customers / 15.0%	New customer metric not met	-50.0%	-7.5%
Expand sales of brake booster products / 10.0%	Achieved expansion of sales of certain product lines	50.0%	5.0%
Increase Dixie heavy duty sales / 10.0%	Achieved increase in sales for Dixie	100.0%	10.0%
Increase Dixie light duty sales / 5.0%	Achieved increase in sales for Dixie	150.0%	7.5%
Total Individual Weighted Achievement			95.0%
Maximum Individual Goal			101.8%

Doug Schooner, SVP, Chief Manufacturing Officer

Strategic Performance Metric / %	Achievement Specifics	Percentage Achievement	Weighted Achievement
Increase production capacity and quality standards / 25%	Met or exceeded production capacity, improved customer fill rates, and maintained applicable quality standards and certificates at all locations.	140.0%	35.0%
Increase brake booster production and develop new brake booster products / 15%	Goal achieved.	150.0%	22.5%
Support distribution, expanded capacity, and fill rate recovery for wheel hubs / 15%	Expanded capacity and improved fill rates.	116.5%	17.5%
Dixie operations integration / 30.0%	Record production achieved, warehouse consolidation achieved, increased core induction capacity, purchasing standardization achieved, operations integration achieved, and improved IATF16949 protocols.	133.5%	40.1%
Increase production capacity, packaging, and distribution of turbochargers / 5%	Production capacity for turbochargers expanded.	100.0%	5.0%
Operations expansion / 10%	Expanded capacity for brake calipers, launched distribution of brake pads and brake rotors.	150.0%	15.0%
Total Individual Weighted Achievement			135.0%
Maximum Individual Goal			101.8%

Juliet Stone, Vice President, Secretary and General Counsel

Strategic Performance Metric / %	Achievement Specifics	Percentage Achievement	Weighted Achievement
Reduce spending on outside legal counsel for non-litigation/regulatory matters over Fiscal 2021 / 40.0%	Met cost savings goal	100.0%	40.0%
Provide legal counsel and advice while improving customer satisfaction / 30.0%	Customer satisfaction met target goals	77.0%	23.1%
Legal and strategic advice on M&A/structural endeavors to executive management and the board of directors / 20.0%	Majority of advice given/reliance on outside legal counsel only for major issues	110.0%	22.0%
Choose contract management system (Year 1), oversee implementation of contract management system (Year 2) / 10.0%	Most of contract management system implemented	50.0%	5.0%
Total Individual Weighted Achievement			90.1%
Maximum Individual Goal			101.8%

The following table sets forth each named executive officer’s aggregate cash-based incentive opportunity and actual incentive payments earned with respect to Fiscal 2022.

Named Executive Officer	Target Incentive Payment	Company Performance Related Incentive Payment	Individual Goal Incentive Payment	Total Actual Incentive Payment
Selwyn Joffe	$993,907	$809,120	$202,288	$1,011,408
David Lee	$198,960	$162,000	$38,200	$200,200
Richard Mochulsky	$116,886	$95,120	$23,377	$118,497
Doug Schooner	$142,884	$116,320	$29,091	$145,411
Juliet Stone	$103,350	$84,160	$18,603	$102,763

Equity-Based Incentive Program. The goal of our long-term, equity-based incentive awards is to align the interests of our named executive officers with the interests of our shareholders. Because vesting is generally based on continued service, in addition to performance-based metrics in most cases, our equity-based incentives also encourage the retention of our named executive officers during the award vesting period. In determining the mix of equity and size of awards to be granted to our named executive officers, we consider the value of equity awards issued by peer group companies, the total value of the compensation opportunity afforded to each named executive officer, and the individual’s position, scope of responsibility, and ability to affect profits and shareholder value. We have historically granted equity awards with 50% of value attributable to stock options and 50% to restricted stock units to balance the incentive to increase shareholder value with full value awards. Beginning in Fiscal 2020, the Company granted our named executive officers stock options with a performance requirement, increasing their alignment with shareholders. The performance stock options granted in 2020 exceeded the performance requirement in 2021 and the first third of the stock options vested; however, in 2022 the performance requirements were not met and the second third of the stock options granted in 2020 did not vest and were forfeited permanently. The performance stock options require that the stock price increase from its initial grant price of $15.12, by 8% in the first year ($16.33), 12% by the second year ($16.93) and 16% by the third year ($17.54). In year two, the stock price had reduced from the initial price of $15.12, and as such the increased stock price was not met. In line with shareholder recommendations, WTW recommended including in the total equity awards granted to our named executive officers in Fiscal 2022 a multi-year performance-based equity award. Accordingly, in Fiscal 2022 the Company granted three-year cliff vesting PSUs to the named executive officers to align the Company’s financial performance with each named executive officer’s equity incentive compensation in addition to awards of restricted stock units that vest upon continued service. They also recommended increased grants to the CFO and General Counsel to bring their equity compensation more in line with our peers, and WTW’s recommendations were employed in Fiscal 2022.

Fiscal 2022 Equity Grants

In Fiscal 2022, the Company granted to all of our named executive officers restricted stock units that vest upon continued service and long-term PSUs, and, to Mr. Joffe, performance based restricted stock. The following table sets forth the number of shares and grant date fair value of the equity awards granted to the named executive officers in Fiscal 2022.

Named Executive Officer	Restricted Stock Units	Grant Date Fair Value of Restricted Stock Units	Long-term Performance- based Restricted Stock Units	Grant Date Fair Value of Long-term Performance-based Restricted Stock Units	Performance- based Restricted Stock	Grant Date Fair Value of Performance- based Restricted Stock
Selwyn Joffe	20,050	$446,514	20,050	$465,040	66,667	$1,484,674
David Lee	7,767	$172,971	7,767	$180,146	-	$-
Richard Mochulsky	3,431	$76,408	3,431	$79,578	-	$-
Doug Schooner	4,244	$94,514	4,244	$98,436	-	$-
Juliet Stone	4,097	$91,240	4,097	$95,024	-	$-

Each restricted stock unit award listed above vests annually over a three-year period, subject to continued employment. The PSUs vest upon the attainment of the following performance metrics at the conclusion of a three-year performance period: 1) EBITDA after certain adjustments (See Appendix A for FY22 example), (50% weighting), 2) Relative TSR to Russell 3000 with financial and real estate companies excluded (20% weighting), and 3) Net Sales, after certain adjustments (30% weighting). The Compensation Committee believes these metrics promote profitability, aligning performance with shareholder value. The Compensation Committee chose to compare TSR because the Company is a member of the index but excluded financial and real estate companies because their financials differ from the Company’s. The PSUs will be eligible to vest with respect to 0% - 150% of the target number of PSUs granted.

In addition, in accordance with the terms of the Third Amendment to his employment agreement, Mr. Joffe waived his right to receive 75,000 shares of restricted stock for Fiscal Year 2020 and instead agreed to receive annual grants of 100,000 shares of restricted stock which vest upon the attainment of performance goals, for each of Fiscal 2021, Fiscal 2022 and Fiscal 2023. Each performance period is tied to the Company’s fiscal year. Mr. Joffe’s performance based Fiscal Year 2022 restricted stock award, granted on June 18, 2021, vested above the target of 66,667 shares, at 77.689% of the maximum, and 77,689 shares of stock vested on June 18, 2022.

June 18, 2021, Performance Based Restricted Stock Goals for CEO

			Threshold	Target	Maximum	Actual Achievement
	Weighting	0%	33.3%	66.7%	100.0%
EBITDA after Adjustments	50%	<$72,000,000	$72,000,000	$77,321,000	>$80,321,000	$78,587,000
Net Sales after Adjustments	30%	<$533,000,000	<$533,000,000	<$533,000,000	>$582,600,000	$652,563,000
Pre-Tax ROIC%	20%	<18.0%	18.00%	19.30%	>20.0%	18.1%

Vesting Schedule for Performance Based Stock Goals for CEO

Metric	Allocation	Vesting	Total
EBITDA, after Adjustments	50%	80.93%	40,463
Net Sales, after Adjustments	30%	100%	30,000
Pre-Tax ROIC%	20%	36.13%	7,226
TOTAL		77.69%	77,689

Tax Considerations

Internal Revenue Code (“IRC”) Section 162(m) generally provides that public companies cannot deduct compensation paid to its covered employees in excess of $1 million per year. Prior to the Tax Cuts and Jobs Act of 2017 (the “Act”), covered employees generally consisted of a corporation’s chief executive officer and each of its other three most highly compensated officers, other than its chief financial officer, and remuneration that qualified as “performance-based compensation” within the meaning of the IRC was exempt from this $1 million deduction limitation. As part of the Act, the ability to rely on this exemption was, with certain limited exceptions, eliminated. In addition, the determination of covered employees was generally expanded. In light of the repeal of the performance-based compensation exception to IRC Section 162(m), we may not be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee. As has historically been the case, we continue to have the discretion to determine the compensation for our executives that we determine to be appropriate and in the best interests of the Company and its shareholders.

Accounting Considerations

ASC Topic 718, Compensation-Stock Compensation, or ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options and restricted stock under our equity incentive award plans are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report

The following Compensation Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporate by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by Audit Committee by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee also wishes to outline certain modifications made during Fiscal 2022:

Compensation Practices Modifications in Fiscal 2022

Compensation Structure for 2022. In designing our compensation program for Fiscal 2022 specifically, we focused on creating and increasing shareholder value in the long and short term. The Company implemented incentive-based compensation with quantitative metrics tied to enhanced shareholder value for all equity and cash-based programs. As such the Compensation Committee set metrics that rewarded the named executive officers for accomplishing substantive financial metrics. We continue to provide opportunities to our named executive officers to realize increases in their overall compensation if their efforts prove successful in generating growth and shareholder value while, at the same time, de-emphasizing those elements of compensation that are not directly related to our performance.

Improved Mix of Long-Term and Performance-Based Equity Compensation in 2022. In response to shareholder comments, the Compensation Committee increased the percentage of performance-based awards in Fiscal 2022 for the Executive Committee members and instituted awards of long-term PSUs instead of our traditional grant of stock options. Importantly, all performance-based equity awards granted in Fiscal 2022 utilized quantitative metrics including those focused on improved shareholder value, such as Pre-tax ROIC and relative TSR. Grants were also slightly increased for the named executive officers other than the CEO to improve their total compensation relative to peer and market survey, if the Company and their performance meets the quantitative metrics required. We hope to use the mix of equity vehicles to support our long-term compensation philosophy as well as emphasize performance and alignment of executives with our shareholders.

Advancement of ESG Items. Our Company’s very business structure as a remanufacturer has always been concerned with the importance of environmental stewardship, as remanufacturing saves more than 90% of raw materials, energy and water to create a product that is at least, if not better made than a new part. In Fiscal 2022 we continue to focus on additional granularity about our process and effect on the environment, as well as the steps we take to create a positive work environment worldwide. We also care deeply about and are committed to providing a positive environment for our employees and practice best practices relative to corporate governance practices.

By Members of the Compensation Committee

Rudolph Borneo, Chair

Dr. David Bryan

Jeffrey Mirvis

Compensation Risk Analysis

The preceding “Compensation Discussion and Analysis” section generally describes our compensation policies, plans and practices that are applicable for our executives and management. Our Compensation Committee reviews the relationship between our risk management policies and practices, corporate strategy, and compensation practices. Our Compensation Committee has determined that these plans and practices, as applied to all our employees, including our executive officers, does not encourage excessive risk taking at any level of our Company. The Compensation Committee does not believe that risks arising from its compensation plans, policies or practices are reasonably likely to have a material adverse effect on our Company. Risk related to compensation is also reviewed as part of the Company’s overall compliance process overseen by the Audit Committee of the Company.

Summary Compensation Table

The following table sets forth information concerning Fiscal 2022, 2021, and 2020 compensation of our named executive officers.

Name & Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Options Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total

Selwyn Joffe	2022	$809,722	$100	$2,396,227	$-	$1,011,408	$-	$117,191	$4,334,649
Chairman of the Board,	2021	596,036	100	2,512,204	662,343	795,233	-	108,914	4,674,829
President and CEO	2020	752,960	100	709,109	775,039	747,622	-	102,115	3,086,945

David Lee	2022	$334,913	$100	$353,117	$-	$200,200	$-	$76,857	$965,188
Chief Financial Officer	2021	285,873	100	118,692	110,857	180,326	-	70,057	765,904
	2020	319,000	100	118,683	129,718	165,895	-	68,164	801,560

Richard Mochulsky	2022	$284,722	$100	$155,986	$-	$118,497	$-	$57,433	$616,739
SVP, Sales and Marketing	2021	249,400	100	49,881	46,578	106,383	-	60,813	513,155
	2020	274,894	100	49,865	54,503	104,473	-	52,218	536,053

Doug Schooner	2022	$404,427	$100	$192,950	$-	$145,411	$-	$78,935	$821,824
Chief Manufacturing Officer	2021	348,425	100	49,881	46,578	144,749	-	75,434	665,167
	2020	362,216	100	49,865	54,503	119,952	-	69,460	656,096

Juliet Stone	2022	$327,250	$100	$186,264	$-	$102,763	$-	$84,614	$700,991
Vice President, Secretary and General Counsel	2021	291,250	100	49,881	46,578	99,605	-	78,217	565,632

(1)	Salaries reflect actual amounts earned and paid with respect to services in Fiscal 2022. Mr. Joffe’s salary includes $24,000 to pay for disability insurance, as discussed in his CEO Employment Agreement.

(2)	Amounts in the “Bonus” column include a $100 bonus paid to each of the Company’s employees during December of each year, including the named executive officers, as a holiday gift to buy groceries.

(3)	Amounts for 2022 reflect the grant date fair value of time-based restricted stock units and PSUs awarded in Fiscal 2022 to each named executive officer (and, with respect to Mr. Joffe, a restricted stock award), each calculated in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. The grant date values relating to time-vested restricted stock units are $446,514, $172,971, $76,408, $94,514, and $91,240 for Messrs. Joffe, Lee, Mochulsky, and Schooner, and Ms. Stone, respectively. The PSUs are subject to both performance and market conditions. With respect to the portion of the PSUs subject to performance conditions, the amounts in the table represent the grant date fair value based on the probable outcome of results, which is the target value, in the following amounts: $357,211, $138,386, $61,131, $75,607, and $73,001 for Messrs. Joffe, Lee, Mochulsky, and Schooner, and Ms. Stone, respectively. With respect to the portion of the PSUs subject to market conditions, the amounts in the table represent the grant date fair value calculated using a Monte Carlo simulation, in the following amounts: $107,829, $41,760, $18,447, $22,830, and $22,023 for Messrs. Joffe, Lee, Mochulsky, and Schooner, and Ms. Stone, respectively. The grant date fair value of the portion of the PSU award subject to performance conditions, as of the grant date, assuming the maximum level of performance, is $535,816, $207,579, $91,697, $113,410, and $109,502 for Messrs. Joffe, Lee, Mochulsky, and Schooner, and Ms. Stone, respectively. Additionally, the 2022 amount for Mr. Joffe includes a restricted stock award that vests upon the attainment of performance conditions, with a grant date fair value of $1,484,674, representing the probable outcome of results, which is the target value. The grant date fair value of Mr. Joffe’s restricted stock award, as of the grant date, assuming the maximum level of performance, is $2,227,000. We provide information regarding the assumptions used to calculate the value of stock awards made to the named executive officers in Notes 2 and 18 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K filed on June 14, 2022. For more detail on these awards, see “Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Programs.”

(4)	Represents amounts awarded to named executive officers based on the achievement of Performance Goals under the Company’s Annual Cash-Based Incentive Program. See “Compensation Discussion & Analysis—Determining Executive Compensation—Annual Cash-Based Incentive Program” for more information. The monies listed have been earned, but not yet paid.

(5)	The following chart is a summary of the items that are included in the “All Other Compensation” totals for the Fiscal 2022:

Name	Automobile Expenses	Insurance Premiums (1)	401K Employer's Contribution	Deferred Compensation Plan Employer's Contribution	Total
Selwyn Joffe	$18,000	$44,415	$6,607	$48,169	$117,191
David Lee	$-	$66,810	$10,047	$-	$76,857
Richard Mochulsky	$-	$44,415	$1,284	$11,734	$57,433
Doug Schooner	$-	$66,810	$12,126	$-	$78,935
Juliet Stone	$-	$66,810	$4,999	$12,806	$84,614

For all our named executive officers, these premiums include premiums for health insurance.

Fiscal 2022 Grants of Plan-Based Awards

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant Date	Threshold (50% of Target)	Target	Maximum (150% of Target)	Threshold (50% of Target)	Target	Maximum (150% of Target)	All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock and Option Awards (3)

Selwyn Joffe	6/18/2021				10,025	20,050	30,075		$465,040
Selwyn Joffe	6/18/2021							20,050	$446,514
Selwyn Joffe (4)	6/18/2021				33,333	66,667	100,000		$1,484,674
Selwyn Joffe	3/25/2021	$496,954	$993,907	$1,490,861
David Lee	6/18/2021				3,884	7,767	11,651		$180,146
David Lee	6/18/2021							7,767	$172,971
David Lee	3/25/2021	$99,480	$198,960	$298,441
Richard Mochulsky	6/18/2021				1,716	3,431	5,147		$79,578
Richard Mochulsky	6/18/2021							3,431	$76,408
Richard Mochulsky	3/25/2021	$58,443	$116,886	$175,329
Doug Schooner	6/18/2021				2,122	4,244	6,366		$98,436
Doug Schooner	6/18/2021							4,244	$94,514
Doug Schooner	3/25/2021	$71,442	$142,884	$214,326
Juliet Stone	6/18/2021				2,049	4,097	6,146		$95,024
Juliet Stone	6/18/2021							4,097	$91,240
Juliet Stone	3/25/2021	$51,675	$103,350	$155,025

(1)	Except as otherwise noted, represents awards of PSUs that vest upon the achievement of pre-determined performance metrics following the conclusion of a three-year performance period. For more information, see Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Program.

(2)	Represents awards of restricted stock units that vest over a three-year period, subject to continued employment. For more information see Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Program.

(3)	Amounts shown represent the grant date fair value calculated in accordance with ASC 718. The assumptions used with respect to the valuation of the equity awards are set forth in Notes 2 and 18 to the consolidated financial statements included in our Annual Report on Form 10-K, filed with the SEC on June 14, 2022. For the awards subject to performance-based conditions, the amounts shown represent the probable outcome of results, which is the target value.

(4)	Represents an award of restricted stock that vests upon the attainment of pre-determined performance metrics over a one-year performance period. For more information see Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Program.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes information regarding equity awards granted to our named executive officers that remain outstanding as of March 31, 2022.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable Vested	Number of Securities Underlying Unexercised Options (#) Unexercisable Unvested		Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Unvested (#)		Market Value of Shares or Units of Stock Unvested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)
Selwyn Joffe
	109,100	-		-	$6.46	12/27/2022
	124,100	-		-	$6.46	12/27/2022
	83,700	-		-	$9.32	9/2/2023
	26,200	-		-	$31.13	9/3/2025
	51,200	-		-	$28.68	6/23/2026
	54,800	-		-	$27.40	6/19/2027
	83,400	-		-	$19.00	6/17/2028
	59,250	29,625	(1)		$19.93	7/1/2029
	33,791	67,583	(2)		$15.12	6/16/2030
							11,860	(1)	$211,464
							31,270	(2)	$557,544
							20,050	(3)	$357,492
										100,000	(4)	$1,783,000
										20,050	(5)	$357,492
David Lee
	30,900	-		-	$6.46	12/27/2022
	20,900	-		-	$9.32	9/2/2023
	9,300	-		-	$22.93	6/21/2024
	6,500	-		-	$31.13	9/3/2025
	10,800	-		-	$28.68	6/23/2026
	9,200	-		-	$27.40	6/19/2027
	14,000	-		-	$19.00	6/17/2028
	9,917	4,958	(1)		$19.93	7/1/2029
	5,656	11,311	(2)		$15.12	6/16/2030
							1,985	(1)	$35,393
							5,233	(2)	$93,304
							7,767	(3)	$138,486
										7,767	(5)	$138,486
Richard Mochulsky
	4,700	-		-	$6.46	12/27/2022
	9,400	-		-	$9.32	9/2/2023
	4,200	-		-	$22.93	6/21/2024
	2,900	-		-	$31.13	9/3/2025
	5,900	-		-	$28.68	6/23/2026
	3,300	-			$27.40	6/19/2027
	5,000	-			$19.00	6/17/2028
	4,167	2,083	(1)		$19.93	7/1/2029
	2,376	4,753	(2)		$15.12	6/16/2030
							834	(1)	$14,870
							2,199	(2)	$39,208
							3,431	(3)	$61,175
										3,431	(5)	$61,175
Doug Schooner
	6,400	-		-	$22.93	6/21/2024
	5,600	-		-	$31.13	9/3/2025
	9,000	-		-	$28.68	6/23/2026
	7,100	-		-	$27.40	6/19/2027
	5,000	-		-	$19.00	6/17/2028
	4,167	2,083	(1)		$19.93	7/1/2029
	2,376	4,753	(2)		$15.12	6/16/2030
							834	(1)	$14,870
							2,199	(2)	$39,208
							4,244	(3)	$75,671
										4,244	(5)	$75,671
Juliet Stone
	9,533	4,767	(6)	-	$17.12	9/10/2029
	2,376	4,753	(7)		$15.12	6/16/2030
							2,199	(7)	$39,208
							4,097	(3)	$73,050
										4,097	(5)	$73,050

(1)	This award vests in three equal annual installments beginning on the first anniversary of the July 2, 2019 grant date, subject to continued employment through the applicable vesting dates.

(2)	This award vests in three equal annual installments beginning on the first anniversary of the June 17, 2020 grant date, subject to continued employment through each such date and the increase in stock price of at least 8%, 12% and 16% on each of the first, second and third anniversaries of the grant date respectively, for Mr. Joffe, Mr. Lee, Mr. Schooner and Mr. Mochulsky. The performance measurement for the second installment was not met and thus did not vest on June, 17, 2022, and such stock options were permanently forfeited.

(3)	This award vests in three equal annual installments beginning on the first anniversary of the June 18, 2021 grant date, subject to continued employment through the applicable vesting dates.

(4)	Represents shares of restricted stock that will vest upon the attainment of pre-determined performance measures on June 18, 2022. In accordance with SEC rules, the number of shares of restricted stock shown represents the number that may be earned based on maximum performance.

(5)	Represents PSUs granted on June 18, 2021 that will vest upon the attainment of pre-determined performance metrics at the conclusion of a three-year performance period, subject to continued employment. In accordance with SEC rules, the number of PSUs shown represents the number of PSUs that may be earned based on target performance.

(6)	This award vests in three equal annual installments beginning on the first anniversary of the September 11, 2019 grant date, subject to continued employment through the applicable vesting dates.

(7)	This award vests in three equal annual installments beginning on the first anniversary of the June 17, 2020 grant date, subject to continued employment through the applicable vesting dates.

Option Exercises and Stock Vested

The following table sets forth information regarding stock awards vested during Fiscal Year 2022 for the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Selwyn Joffe	-	$-	137,610	$2,777,722
David Lee	-	$-	6,435	$147,203
Richard Mochulsky	-	$-	2,601	$59,562
Doug Schooner	-	$-	2,601	$59,562
Juliet Stone	-	$-	1,100	$26,026

Nonqualified Deferred Compensation

The following table sets forth certain information regarding contributions, earnings and account balances under our Amended and Restated Executive Deferred Compensation Plan (the “DCP”), which provides for the deferral of compensation on a basis that is not-tax qualified, for each of the named executive officers for Fiscal 2022. Plan participants may elect to receive distributions under the DCP as lump sums or in installments. Mr. Joffe has elected to receive lump sum distributions in the case of death, disability or separation of service. Mr. Mochulsky has elected to receive payments over an eight year period starting when he turns 65 years of age. Ms. Stone has elected to receive payments over a two year period when she turns 55 years of age. A description of the other material terms and conditions of the DCP follows. Messrs. Lee and Schooner have elected not to participate in the DCP.

Name	Executive Contributions in Last FY(1)	Registrant contribution in last FY(2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FY

Selwyn Joffe	$48,169	$48,169	$15,570	$-	$276,270
David Lee	$-	$-	$-	$-	$-
Richard Mochulsky	$96,055	$11,734	$(1,175)	$-	$723,901
Doug Schooner	$-	$-	$-	$-	$-
Juliet Stone	$51,223	$12,806	$(3,284)	$-	$135,676

(1)	Executive Contributions in Last FY, shows the amount that the named executive officer elected to defer in Fiscal 2022 under the DCP. These amounts represent compensation earned by the named executive officers in Fiscal 2022 and are therefore also reported in the appropriate column in the Summary Compensation Table above.

(2)	Registrant Contributions in Last FY, shows the amounts credited in Fiscal 2022 as company contributions to the accounts of our named executive officers under the DCP. These amounts are also reported in the Summary Compensation Table above.

(3)	Aggregate Earnings in Last FY, shows the net amounts credited to the DCP accounts of our named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the Summary Compensation Table.

Nonqualified Deferred Compensation Plan

We maintain the Motorcar Parts of America, Inc. Amended and Restated Executive Deferred Compensation Plan, an unfunded, non-qualified deferred compensation plan for a select group of management or highly compensated employees, including our named executive officers. Participants in the plan may elect to defer up to 100% of their gross cash compensation. We made matching contributions of 100% of each participant’s elective contributions to the plan, up to 3% of the participant’s compensation for the plan year. The plan is designed to defer taxation to the participant on contributions and notional earnings thereon until distribution thereof in accordance with a participant’s previously made distribution elections. Insurance annuity contracts provide funding for the plan; however, the annuity contracts are owned by us and remain subject to claims of our general creditors.

Employment Agreements

On May 18, 2012, we entered into an employment agreement (the “2012 Employment Agreement”) with Mr. Joffe, which terminated and superseded Mr. Joffe’s previous employment agreement that was to expire on August 31, 2012. The 2012 Employment Agreement provided for Mr. Joffe to serve as our Chairman, President and Chief Executive Officer for a term expiring on August 31, 2015, unless extended or earlier terminated. Pursuant to the 2012 Employment Agreement, Mr. Joffe’s base salary was set at $600,000 per year, to be reviewed from time to time in accordance with our established procedures for adjusting salaries for similarly situated employees. The 2012 Employment Agreement also provided that Mr. Joffe was eligible to participate in our Annual Incentive Plan adopted and amended from time to time by the Board (the “Annual Incentive Plan”), with a target bonus equal to 100% of Mr. Joffe’s salary (the “Annual Incentive Bonuses”).

In June 2014, the Company and Mr. Joffe entered into Amendment No. 1 to the 2012 Employment Agreement pursuant to which, effective as of July 1, 2014, (i) the last day of Mr. Joffe’s term of employment was changed from August 31, 2015, to July 1, 2019, and (ii) his base salary was increased from $600,000 to $700,000 per year. All other terms and conditions of the 2012 Employment Agreement remained the same. The 2012 Employment Agreement provided for the review of Mr. Joffe’s base salary from time to time. During Fiscal 2018, the Board approved Mr. Joffe’s base salary increase to $752,960 per annum.

In February 2019, the Company and Mr. Joffe entered into Amendment No. 2 to the 2012 Employment Agreement which, among other things, (i) changed the last day of Mr. Joffe’s term of employment from July 1, 2019, to July 1, 2023, (ii) provided that Mr. Joffe shall receive a long-term incentive compensation opportunity in the amount of no fewer than 75,000 shares of restricted stock on an annual basis for each of five fiscal years commencing with Fiscal 2019 (each such fiscal year a “Performance Cycle”), with the vesting of such restricted stock based on the achievement of specified performance measures set annually (the “Restricted Stock Awards”), (iii) made certain changes to the compensation paid to Mr. Joffe in the event that he terminates his employment with the Company following a breach by the Company or other good reason or is terminated by the Company without cause, and (iv) made certain changes to the compensation paid to Mr. Joffe in the event of a change of control of the Company.

In March 2020, the Company and Mr. Joffe entered into Amendment No. 3 to the 2012 Employment Agreement under which (i) Mr. Joffe agreed to not receive an annual Restricted Stock Award with respect to the Company’s fiscal year ending March 31, 2020, and instead increased his potential annual Restricted Stock Award for the next three fiscal years (ending March 31, 2021, March 31, 2022 and March 31, 2023), from 75,000 to 100,000 shares, (ii) the timing of each fiscal year’s Performance Cycle was slightly changed, to be on or as soon as practicable after the first date of the fiscal year, rather than prior to the start of each fiscal year, and (iii) the raw number of Restricted Stock that will be granted pursuant to Section 9(d) of the 2012 Employment Agreement, for each Performance Cycle commencing during the remainder of the Employment Term was changed from 50,000 to 66,667, to maintain the same percentage of the potential grant at two-thirds.

In May 2020, the Company and Mr. Joffe entered into Amendment No. 4 to the 2012 Employment Agreement which allowed Mr. Joffe to elect to defer payments of up to 50% of his base salary otherwise payable for that month, less required withholding, for each month starting in May 2020 through December 2020. Mr. Joffe deferred 50% of his base salary for the months of May 2020 – September 2020. Mr. Joffe elected to forgive the deferred salary.

In June 2021, the Company and Mr. Joffe entered into Amendment No. 5 to the 2012 Employment Agreement, pursuant to which, (i) the term of employment was extended one year from July 1, 2023, to July 1, 2024; (ii) Mr. Joffe’s base salary was increased to $828,256; and (iii) the Annual Cash Incentive Plan target bonus was set at 120% of Mr. Joffe’s salary.

The 2012 Employment Agreement as amended by Amendment No. 1 thereto, Amendment No. 2 thereto, Amendment No. 3 thereto, Amendment No. 4 thereto, and Amendment No. 5 thereto collectively is referred to below as the “Amended Employment Agreement.”

Pursuant to the Amended Employment Agreement, Mr. Joffe will also be eligible to receive annual awards under the 2010 Plan in such amounts as are determined by the Compensation Committee as administrator of the 2010 Plan in its sole and absolute discretion (the “Annual Awards”). Such awards may be in the form of options, restricted stock, restricted stock units, performance shares, PSUs or such other form of award as determined by the Compensation Committee as administrator of the 2010 Plan in its sole and absolute discretion.

Pursuant to the Amended Employment Agreement, Mr. Joffe will also receive: (i) four weeks paid vacation each year during the term of the Amended Employment Agreement pursuant to our written vacation policy; (ii) a $1,500 monthly automobile allowance and payment by us of certain automobile-related expenses; (iii) during the term of the Amended Employment Agreement, if Mr. Joffe does not elect medical insurance coverage for himself and his eligible family through us, an allowance for such medical insurance in an amount equal to the cost which would have been incurred by us in supplying such coverage for Mr. Joffe and his eligible family; and (iv) $24,000 per year to be used by Mr. Joffe to purchase disability insurance for his benefit, which has been included as part of his Base Salary for at least the last five years, (the “Disability Insurance Payment” and, together with the benefits described in clauses (i), (ii) and (iii), the “Benefits”).

The Amended Employment Agreement terminates on the date of Mr. Joffe’s death, in which event his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his death shall be paid to his estate, and his estate shall assume certain of his rights as specified in the Amended Employment Agreement.

In the event that Mr. Joffe’s employment is terminated as result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the Amended Employment Agreement, he will be entitled to receive his accrued salary and Annual Incentive Bonus, if any, reimbursable expenses and Benefits owing to him through the date of termination and payment of the benefits pursuant to any disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.

In the event that Mr. Joffe’s employment is terminated by us for Cause (as defined in the Amended Employment Agreement), we will be released from any and all further obligations under the Amended Employment Agreement, except that we will pay Mr. Joffe his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his termination.

In the event that Mr. Joffe’s employment is terminated by us without Cause (as defined in the Amended Employment Agreement) or Mr. Joffe voluntarily terminates the Amended Employment Agreement for Good Reason (as defined in the Amended Employment Agreement), then we will pay through the later of the date which is two years after the termination date or the last day of the term of the Amended Employment Agreement: (i) his salary as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which the Amended Employment Agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; (iv) reimbursable expenses and (v) vested but undistributed shares of common stock (see footnote (6) to the table in “Potential Payments Upon Termination or Change in Control Table” for further details regarding vesting).

If a Change in Control (as defined in the Amended Employment Agreement) occurs and Mr. Joffe voluntarily terminates the Amended Employment Agreement for Good Reason (as defined in the Amended Employment Agreement) or Mr. Joffe’s employment is terminated by us without Cause (as defined in the Amended Employment Agreement) within two years following a Change in Control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this paragraph or the benefits described in the immediately preceding paragraph, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the Change in Control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the Change in Control occurs. The severance benefit will be paid to Mr. Joffe in a lump sum as soon as practicable, but no later than 30 days following the termination date.

In the event that the benefits provided for in the Amended Employment Agreement or otherwise payable to Mr. Joffe constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, Mr. Joffe will receive the greater of: (i) the largest portion, up to and including the total, of such benefits or (ii) the largest aggregate amount of such benefits that would result in no portion thereof being subject to excise tax under Section 4999 of the Code, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and excise tax under Section 4999 of the Code, results in Mr. Joffe’s receipt, on an after-tax basis, of the greatest amount of the benefit.

The Amended Employment Agreement prohibits Mr. Joffe during the term of the Amended Employment Agreement or at any time thereafter from using or disclosing to any third party any of our confidential information and trade secrets. Pursuant to the Amended Employment Agreement, during the term of the Amended Employment Agreement, Mr. Joffe is also prohibited from: (i) competing with us; or (ii) soliciting or inducing any creditor, customer, supplier, officer, executive or agent of us or any of our subsidiaries or affiliates to sever its relationship with or leave the employ of any such entities.

In conformity with our policy, all of our directors and officers execute confidentiality and nondisclosure agreements upon the commencement of employment. The agreements generally provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval.

Potential Payments Upon Termination or Change in Control Table

The following table provides an estimate of the potential payments available to each named executive officer upon a change in control, assuming they were terminated on March 31, 2022, the last business day of Fiscal 2022.

Benefit	Termination by Company for Cause (1)	Death (2)	Disability (3)	Voluntary Termination by Mr. Joffe for Good Reason or Termination by Company w/o Cause (4)	After Change in Control: Voluntary Termination by Mr. Joffe for Good Reason or Termination w/o Cause (5)	Change in Control with Involuntary Termination
Selwyn Joffe
Salary Contribution	$-	$-	$-	$1,863,576	$1,863,576	$-
Bonus	$-	$-	$-	$1,806,742	$1,806,742	$-
Executive Awards (6)	$-	$4,405,882	$4,405,882	$6,783,227	$6,783,227	$-
Healthcare	$-	$-	$-	$99,934	$99,934	$-
Automobile Allowance (7)	$-	$-	$-	$40,500	$40,500	$-
Equity (8)	$-	$-	$-	$-	$-	$4,405,882

David Lee
Equity (8)	$-	$-	$-	$-	$-	$695,744

Richard Mochulsky
Equity (8)	$-	$-	$-	$-	$-	$298,314

Doug Schooner
Equity (8)	$-	$-	$-	$-	$-	$327,305

Juliet Stone
Equity (8)	$-	$-	$-	$-	$-	$355,049

(1)	Upon a termination for cause, Mr. Joffe will be entitled to his accrued salary, bonus, if any, reimbursable expenses, and benefits owing to him through the day of his termination.

(2)	Mr. Joffe’s employment term will end on the date of his death. Upon such event, Mr. Joffe’s estate will be entitled to receive his accrued salary, bonus, if any, benefits (including accrued but unused vacation time) and reimbursable expenses, owing to Mr. Joffe through the date of his death, and vested but undistributed shares of restricted stock granted. In addition, Mr. Joffe’s estate will assume Mr. Joffe’s rights under our equity incentive plans and certain of his rights under his Amended Employment Agreement.

(3)	If during the employment term, Mr. Joffe is terminated by us as a result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the Amended Employment Agreement, Mr. Joffe will be entitled to receive his accrued salary, bonus, if any, reimbursable expenses, benefits owing to Mr. Joffe through the date of termination, and vested but undistributed shares of restricted stock granted. In addition, Mr. Joffe will be entitled to receive the benefits payable pursuant to a disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.

(4)	Upon a termination by Mr. Joffe for good reason or by us without cause, Mr. Joffe will be entitled to receive through the date which is the later of two years after the termination date or July 1, 2024: (i) his salary at the annual rate as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which his employment agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; (iv) reimbursable expenses, and (v) vested but undistributed shares of common stock granted.

(5)	If a change in control occurs and Mr. Joffe voluntarily terminates his employment agreement for good reason or Mr. Joffe’s employment is terminated by us without cause within two years following a change in control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this footnote or the benefits described in the immediately preceding footnote, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date and vested but undistributed shares of restricted stock granted. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the change in control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the change in control occurs.

(6)	Upon the termination of his employment agreement, for any reason other than termination by us for cause or termination by Mr. Joffe without good reason, (i) any equity awards made pursuant to Paragraph 5(f) of the Amended Employment Agreement (“Executive Awards”) under our 2010 Incentive Plan which are not fully vested will immediately vest and remain exercisable by Mr. Joffe for a period of two years or, if shorter, until the ten year anniversary of the date of grant of each such Executive Award and (ii) any restricted stock awards contemplated by Paragraph 5(g) of the Amended Employment Agreement (such awards, together with the Executive Awards, the “Equity Awards”) (i) will vest in full for the shares granted for the then current Performance Cycle and (b) 66,667 shares will be granted for each other Performance Cycle during the remaining term of the Amended Employment Agreement. The inherent value shown in the table is the fair value of all Equity Awards which were not fully vested at March 31, 2022. Executive Awards include incentive stock options and nonqualified stock options, restricted stock, restricted stock units, performance awards, dividend equivalent rights, stock payments, deferred stock, deferred stock units, SARs and cash awards.

(7)	Mr. Joffe is entitled to receive an automobile allowance in the amount of $1,500 per month for two years, payable monthly. In addition, all costs of operating the automobile, including fuel, oil, insurance, repairs, maintenance and other expenses, are our responsibility.

(8)	Under the Fourth Amended Equity Plan, if a holder of equity suffers an Involuntary Termination after a Change in Control, all equity held vests, with performance-based awards vesting at target.

Pay Ratio

Pursuant to SEC rules, we are providing the following disclosure about the relationship of the annual total compensation of our median employee to the annual total compensation of our Chief Executive Officer.

Ratio for Fiscal 2022

The annual total compensation of our median employee (among all employees except for our Chief Executive Officer) was $10,003. Our Chief Executive Officer’s annual total compensation, as reported in the Total column of the 2022 Summary Compensation Table, was $4,334,649. Based on this information, a reasonable estimate of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (other than our Chief Executive Officer) was approximately 433:1.

Identification of Median Employee

We completed an analysis including, all Company subsidiaries, all over the world, including Asia. The population used for the pay ratio analysis was the entire global employee population as of March 31, 2022. We considered a total of 2,829 United States and non-United States employees in determining the median employee. For purposes of identifying the median employee, we utilized actual total cash compensation (as reflected in our payroll records) as the consistently applied compensation measure for all employees. All global compensation amounts were converted to USD using an average currency exchange rate over Fiscal 2022. We used a valid statistical sampling of employees that constitute a range of +/-1% around the median employee to select the actual employee represented in the ratio above. Every employee in this range worked at our Tijuana, Mexico facility.

2022 Director Compensation

We use a combination of cash and equity incentives to compensate our non-employee directors. Directors who are also our employees received no compensation for their service on our Board of Directors in Fiscal 2022. To determine the appropriate level of compensation for our non-employee directors, we take into consideration the significant amount of time and dedication required by the directors to fulfill their duties on our Board of Directors and Board of Directors committees as well as the need to continue to attract highly qualified candidates to serve on our Board of Directors. The information provided in the following table reflects the compensation received or earned by our directors for their service on our Board of Directors in Fiscal 2022.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total

Rudolph Borneo	$76,125	$100,000	$176,125
David Bryan	$71,250	$100,000	$171,250
Joseph Ferguson	$87,875	$100,000	$187,875
Philip Gay	$82,375	$100,000	$182,375
Jeffrey Mirvis	$80,750	$100,000	$180,750
Jamy P. Rankin	$58,375	$100,000	$158,375
Patricia Warfield	$11,425	$-	$11,425
Barbara L. Whittaker	$65,972	$100,000	$165,972

(1)

Award amounts represent the aggregate grant date fair value of the awards during Fiscal 2022. We provide information regarding the assumptions used to calculate all awards made to non-employee directors in Note 2 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K filed on June 14, 2022. These awards vest in three equal annual installments, commencing on the anniversary date of the grant. As of March 31, 2022, (i) each of the non-employee directors, other than Ms. Rankin who held 9308 and Ms. Warfield who held 0, held 9,127 unvested shares subject to stock awards and (ii) none of the non-employee directors held unvested option awards.

From April 1, 2021 to September 12, 2021, each of our non-employee directors received annual compensation of $40,000 and a fee of $3,000 for attending each Board of Directors meeting, $2,000 for attending each Audit Committee meeting, $1,000 for each Compensation Committee meeting, and $1,000 for each Nominating and Corporate Governance Committee meeting. In addition, we paid: (i) Mr. Gay an additional $20,000 per year as Chair of our Audit Committee, (ii) Mr. Borneo an additional $10,000 per year as Chair of our Compensation Committee, (iii) Ms. Whittaker an additional $7,500 per year as Chair of our Nominating and Corporate Governance Committee, and (iv) Mr. Ferguson an additional $20,000 per year as lead director.

In Fiscal 2022, the Compensation Committee engaged WTW to complete an assessment of our Board of Director compensation package and they made certain recommendations as to changes in cash and equity which we implemented. Starting on September 13, 2021, each of our non-employee directors received annual compensation of $62,500 with no additional fees for attending Board of Directors or committee meetings. In addition, we paid: (i) Mr. Gay an additional $20,000 per year as Chair of our Audit Committee, (ii) Mr. Borneo an additional $15,000 per year as Chair of our Compensation Committee, (iii) Ms. Whittaker an additional $10,000 per year as Chair of our Nominating and Corporate Governance Committee, and (iv) Mr. Ferguson an additional $20,000 per year as lead director. Non-Chair members of each committee receive the following retainer for their annual membership: Audit Committee: $10,000, Compensation Committee: $7,500 and Nominating and Corporate Governance Committee: $5,000.

In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred to attend Board of Directors or Board of Directors committee meetings.

As of September 13, 2021, the Company no longer grants equity to directors upon their appointment to the Board of Directors, but increased the annual grant of restricted stock units from a grant date fair value of $65,000 to $100,000 for each year of service on our Board of Directors.

Indemnification of Executive Officers and Directors

Article Seven of our Restated Certificate of Incorporation provides, in part, that to the extent required by New York Business Corporation Law, or NYBCL, no director shall have any personal liability to us or our shareholders for damage for any breach of duty as such director, provided that each such director shall be liable under the following circumstances: (a) in the event that a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the NYBCL or (b) for any act or omission prior to the adoption of Article Seven of our Restated Certificate of Incorporation.

Article Nine of our Amended and Restated Bylaws provide that we shall indemnify any person, by reason of the fact that such person is or was a director or officer of our Company or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at our request, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees incurred as a result of an action or proceeding, or any appeal therefrom, provided, however, that no indemnification shall be made to, or on behalf of, any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

We may purchase and maintain insurance for our own indemnification and for that of our directors and officers and other proper persons as described in Article Nine of our Amended and Restated Bylaws. We maintain and pay premiums for directors’ and officers’ liability insurance policies.

We are incorporated under the laws of the State of New York and Sections 721-726 of Article 7 of the NYBCL provide for the indemnification and advancement of expenses to directors and officers. Section 721 of the NYBCL provides that indemnification and advancement of expenses provisions contained in the NYBCL shall not be deemed exclusive of any rights which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722 of the NYBCL permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of that corporation, or served another entity in any capacity at the request of that corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service of another entity, not opposed to, the best interests of that corporation and, in criminal actions or proceedings, who in addition had no reasonable cause to believe that his or her conduct was unlawful. However, no indemnification may be made to, or on behalf of, any director or officer in a derivative suit in respect of (a) a threatened action or a pending action that is settled or otherwise disposed of or (b) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnify for that portion of settlement and expenses as the court deems proper.

Section 723 of the NYBCL permits a New York corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.

Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.

The foregoing is only a summary of the described sections of the NYBCL and our Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and is qualified in its entirety by the reference to such sections and charter documents.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors determines the compensation of our officers and directors. None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any members of our Board of Directors or our Compensation Committee is an executive officer.

Security Ownership of Certain Beneficial Owners And Management and Related Shareholder Matters

The following table sets forth, as of July 20, 2022, certain information as to the common stock ownership of each of our named executive officers, directors, all executive officers and directors as a group and all persons known by us to be the beneficial owners of more than five percent of our common stock. The percentage of common stock beneficially owned is based on 19,225,269 shares of common stock outstanding as of July 20, 2022.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable, or any other securities which will vest within 60 days of July 20, 2022, are deemed outstanding, while these shares are not deemed outstanding for determining the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address of the shareholder is c/o Motorcar Parts of America, Inc. 2929 California Street, Torrance, CA 90503.

		Amount and Nature of	Percent of
Name and address of Beneficial Shareholder		Beneficial Ownership (1)	Class
BlackRock Fund Advisors	(2)	3,004,977	15.6%
55 East 52nd Street, New York, NY 10055
Global Alpha Capital Management, LTD	(2)	2,204,811	11.5
1800 McGill College, Suit 2310, Montreal, Quebec H3A 3J6
Pzena Investment Management, LLC	(2)	1,875,779	9.8
320 Park Ave, Ste 8, New York, NY 10022
Dimensional Fund Advisors, L.P. (U.S.)	(2)	1,346,369	7.0
1299 Ocean Ave, Santa Monica, CA 90401
The Vanguard Group Inc.	(2)	1,230,499	6.4
P.O. Box 1110, Valley Forge, PA 19482-1110
Private Capital Management, LLC	(2)	1,152,230	6.0
8889 Pelican Bay Boulvard, Suite 500, Naples, Florida 34108
325 Capital LLC	(2)	1,032,865	5.4
200 Park Avenue, 17th Floor, New York, NY 10016
Selwyn Joffe	(3)	997,793	5.2
Rudolph Borneo	(4)	35,304	*
David Bryan		17,803	*
Joseph Edwin Ferguson		14,696	*
Philip Gay	(5)	29,853	*
David Lee	(6)	147,318	*
Jeffrey Mirvis		52,494	*
Richard Mochulsky	(7)	47,865	*
Jamy Rankin		2,167
Doug Schooner	(8)	56,133	*
Juliet Stone	(9)	21,318	*
Patricia (Tribby) W. Warfield		-	*
Barbara Whittaker		14,258	*
Directors and executive officers as a group — 14 persons	(10)	1,489,332	7.7%

*	Less than 1% of the outstanding common stock.

(1)	The listed shareholders, unless otherwise indicated in the footnotes below, have direct ownership over the amount of shares indicated in the table.

(2)	Based on information contained in filings made by such shareholders with the SEC on as reported in each such shareholder’s most recent Schedule 13F filing. Since there may have been subsequent purchases or sales of securities, this information may not reflect the current holdings by these shareholders.

(3)	Includes 655,166 shares issuable upon exercise of currently exercisable options granted under the Third Amended and Restated 2010 Incentive Award Plan (the “2010 Incentive Award Plan”).

(4)	Includes 6,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(5)	Includes 6,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(6)	Includes 122,131 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan.

(7)	Includes 39,326 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan.

(8)	Includes 41,726 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan.

(9)	Includes 14,286 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan. Also includes 4,767 options which will be exercisable within 60 days of the record date.

(10)	Includes 916,201 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan and 12,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Ernst & Young LLP as the independent registered public accountants to audit our consolidated financial statements for the fiscal year ending March 31, 2023. Representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders. These representatives will have an opportunity to make a statement and will be available to respond to questions regarding appropriate matters. Our Board of Directors believes it is appropriate to submit for ratification by our shareholders the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2023. Your ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2023, does not preclude the Audit Committee from terminating its engagement of Ernst & Young LLP and retaining new independent registered public accountants, if it determines that such an action would be in our best interest.

The Board of Directors recommends that shareholders vote FOR this proposal.

Audit Committee Report

The following Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporate by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by Audit Committee by reference therein.

The following table summarizes the total fees we paid to our independent certified public accountants, Ernst & Young LLP, for professional services provided during the following fiscal years ended March 31:

	2022	2021	2020
Audit Fees	$2,239,000	$2,275,000	$3,666,000
Tax Fees	315,000	300,000	219,000
All Other Fees	3,000	-	5,000
Total	$2,557,000	$2,575,000	$3,890,000

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, and the independent registered public accounting firm’s capabilities, technical expertise and knowledge of the Company’s operations and industry.

Based on this evaluation, the Audit Committee has retained Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2023. The members of the Audit Committee and the Board believe that due to Ernst & Young LLP’s knowledge of the Company and of the industries in which the Company operates, including significant matters in audit, it is in the best interests of the Company and its shareholders to continue retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee will continue to recommend that the Board ask the shareholders, at the Annual Meeting, to ratify the appointment of the independent registered public accounting firm.

In performing its function, the Audit Committee has among other tasks:

•	Reviewed and discussed the audited financial statements of the Company as of and for the year ended March 31, 2023, with management and with the independent registered public accounting firm;

•	Discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, as well as other matters including the scope of the audit, the Company’s significant accounting policies, new accounting pronouncements and the critical audit matter addressed during the audit; and

•	Received from the independent registered public accounting firm written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and discussed, with the independent registered public accounting firm, their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended March 31, 2023, for filing with the SEC.

Audit fees in Fiscal 2022, 2021, and 2020 consisted of (i) the audit of our annual financial statements, (ii) the reviews of our quarterly financial statements, (iii) audit of internal control over financial reporting, and (iv) statutory audits.

Tax fees in Fiscal 2022, 2021, and 2020 related primarily to the preparation of federal and state tax returns, transfer pricing, and federal and state examinations.

All Other fees consists of fees for services that are not included in the above categories and primarily includes fees for obtaining access to an online accounting research tool.

There were no Audit-Related Fees in Fiscal 2022, 2021, or 2020.

Our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules. All of the audit and non-audit related fees in Fiscal 2022, 2021, and 2020 were pre-approved by the Audit Committee.

The audit fees in Fiscal 2021 were significantly reduced from Fiscal 2020 due to improving efficiencies and the remediation of the material weakness during Fiscal 2020.

The below report is submitted on behalf of the members of the Audit Committee:

Philip Gay, Chair

Joseph Ferguson

Jeffrey Mirvis

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

Our Board is committed to a compensation philosophy and program that promotes our ability to attract, retain and motivate individuals who can achieve superior financial results. As part of that commitment, and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our shareholders are being asked to approve in an advisory resolution the compensation of our named executive officers as reported in this proxy statement. Our Board previously determined to provide our shareholders with the opportunity to vote on a non-binding, advisory basis, on our named executive officers’ compensation every year, and at our Annual Meeting of Shareholders held on December 18, 2017, our shareholders approved on a non-binding advisory basis having future advisory votes on the compensation of our named executive officers every year.

This proposal is our “say on pay” proposal. It gives you the opportunity to let us know how you view the overall compensation of our named executive officers and the policies and practices described in this proxy statement. It is not intended to address any specific item of compensation. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program. Your vote will not directly affect or otherwise limit any compensation or award arrangement of any of the named executive officers. Because your vote is advisory, it is non-binding on our Board; however, our Board will take into account the outcome of the vote on the say on pay proposal when considering future compensation. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “MISCELLANEOUS - Shareholder Communications with Our Board.”

Accordingly, in compliance with the Dodd-Frank Act, we ask you to approve the following resolution:

“RESOLVED, that the shareholders of Motorcar Parts of America, Inc. approve on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this proxy statement.”

The Board of Directors recommends that shareholders vote FOR this proposal.

PROPOSAL NO. 4
APPROVAL OF THE MOTORCAR PARTS OF AMERICA, INC. 2022 INCENTIVE AWARD PLAN

Introduction

On July 27, 2022, our Board of Directors approved our 2022 Incentive Award Plan (the “2022 Plan”), subject to shareholder approval. Our shareholders are being asked to approve the 2022 Plan. If approved by our shareholders, the 2022 Plan will become effective immediately upon shareholder approval at our annual meeting.

The Board of Directors is seeking approval of the 2022 Plan as the successor to the Motorcar Parts of America, Inc. Fourth Amended and Restated 2010 Incentive Award Plan (the “Prior Plan”) and the Motorcar Parts of America, Inc. 2014 Non-Employee Director Incentive Award Plan (the “Director Plan”) to promote the success and enhance the value of the Company by linking the individual interests of our employees, directors, and consultants to those of our shareholders and to provide such individuals with an incentive for outstanding performance to generate superior returns to our shareholders. The 2022 Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of our employees, directors, and consultants upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent.

If the 2022 Plan is approved by our shareholders, we will not grant any future awards under the Prior Plan and the Director Plan and any shares remaining available for future issuance under such plans will be canceled; however, the terms and conditions of the Prior Plan and the Director Plan will continue to govern any outstanding awards thereunder. If our shareholders do not approve the 2022 Plan, then the 2022 Plan will not become effective and the Prior Plan and the Director Plan will not terminate and we will be able to continue to grant awards under such plans in accordance with their terms and remaining share reserves.

Under the 2022 Plan, the number of shares reserved for issuance will be equal to the sum of  (i) 924,200 shares of our common stock, plus (ii) any shares subject to awards granted under the Prior Plan or the Director Plan that again become available for grant pursuant to the terms of the 2022 Plan, as described below.

The principal features of the 2022 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2022 Plan itself, which is attached to this proxy statement as Appendix B.

Why Shareholders Should Vote to Approve the 2022 Plan

We believe our future success depends on our ability to attract, motivate, and retain high quality talent, and that the ability to continue to provide stock-based awards is critical to achieving this success as we compete for talent in an industry in which equity compensation is market practice and is expected by many existing personnel and prospective candidates. As such, in determining to approve the 2022 Plan, our Board of Directors was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity incentive awards in future years. By maintaining a long-term incentive plan such as the 2022 Plan, we will be able to design and implement compensation programs that retain the services of our employees, directors, and consultants, compensate those individuals based on the performance of the Company and other individual performance factors, align their goals and objectives with the interests of our shareholders, and promote a focus on long-term value creation.

Rather than merely seeking an amendment to increase the number of shares reserved under each of the Prior Plan and Director Plan and continue to maintain two equity plans, the Board sought to develop a single contemporary equity plan that reflects best practices of other publicly-traded companies from a compensation and governance perspective. The 2022 Plan was structured to provide the Company with the necessary flexibility to design long-term incentive programs for our employees, directors and consultants that align with our compensation philosophy, and more effectively support the strategic priorities of our organization. If the 2022 Plan is not approved, we believe the foregoing goals will be adversely affected.

Background of Reasons for and the Determination of Shares Under the 2022 Plan

In its determination to approve the 2022 Plan, the Board of Directors was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity-based incentive awards, which we believe is a primary incentive and retention mechanism for our employees, directors and consultants, and assistance with the creation of  long-term value consistent with the interests of our shareholders. The Board of Directors considered key factors in making its determination including our historical grant rates, the shares remaining available for issuance under the Prior Plan and Director Plan, and the potential dilution associated with the 2022 Plan.

This review included a consideration of the following key metrics, factors and philosophies:

•	In Fiscal 2022, we granted equity awards equaling a total of 314,963 shares (assuming performance awards granted in Fiscal 2022 based on the achievement of “target” performance goals), and on average, over the period commencing April 1, 2019 and ending March 31, 2022, we granted 431,625 shares annually (assuming, in each case, performance awards granted in the applicable year based on the achievement of “target” performance goals).

•	Our three-year average burn rate was approximately 2.61% as shown in the following table.[1]

Burn Rate Information	FY 2020	FY 2021	FY 2022	Three-Year Average (FY 2020 - FY 2022)
Time-vesting stock options granted	302,539	212,824	-	171,788
Performance-based stock options granted (at "target")	-	132,599	-	44,200
Time-vesting RSUs and restricted stock granted	113,483	151,801	163,703	142,996
Performance-based restricted stock granted (at "target")	-	66,667	66,667	44,445
Performance stock units granted (at "target")	-	-	84,593	28,198
Performance-based stock options vested	-	-	44,199	14,733
Performance-based restricted stock earned	-	-	99,082	33,027
Performance stock units earned	-	-	-	-
Total awards granted (1)	416,022	364,625	306,984	362,544
Weighted average common shares outstanding (Basic)	18,913,788	19,023,145	19,119,727	19,018,887
Gross burn rate (2)	2.20%	2.96%	1.65%	2.27%
Adjusted average burn rate (3)	2.80%	2.48%	2.57%	2.61%

(1)	Reflects the aggregate amount of (A) stock options, restricted stock units (RSUs) and restricted stock granted and (B) performance-based stock options, performance-based restricted stock and performance stock units vested or earned (as applicable) in the applicable year.
(2)	Gross burn rate is calculated as (A) the total number of stock-settled equity awards granted during the applicable year (with performance awards counted at “target” levels), divided (B) by the weighted average common shares outstanding for the applicable year.
(3)	“Adjusted average burn rate” is calculated in accordance with the methodology employed by certain proxy advisory firms (which calculates burn rate as (A) the total number of stock-settled equity awards granted during the applicable year (with performance awards counted based upon the number of shares earned during such year), and with each “full value award” multiplied by the full value award multiplier of 2:1 based on the Company’s annual stock price volatility (consistent with the methodology employed by certain proxy advisory firms), divided by (B) the weighted average common shares outstanding for the applicable year).

•	As of March 31, 2022, there were 715,493 shares remaining available for future grants under the Prior Plan (assuming outstanding performance awards are earned based on the achievement of “target” performance goals) and 628 shares remaining available for future grants under the Director Plan.

•	In June 2022 we approved the grant of annual Fiscal 2023 equity awards, which included 126,028 performance stock units (assuming the payout of outstanding performance stock unit awards at “target”), 66,667 shares of restricted stock at “target,” and 176,590 shares of RSUs based on time-vesting. Following these grants, and including adjustments for forfeited or expired shares, as of June 30, 2022, 168,761 shares remained available for future grants under the Prior Plan and 16,144 shares remained available for future grants under the Director Plan. As of June 30, 2022, a total of 1,517,835 time-vested stock options, 88,398 performance-based stock options (at “target”), 385,047 shares of time-vesting RSUs and restricted stock, 66,667 shares of performance-based restricted stock (at “target”) and 210,621 performance stock units (at “target”) were outstanding under the Prior Plan. As of June 30, 2022, the average weighted per share exercise price of all outstanding stock options was $17.76 and the weighted average remaining contractual term was 4.53 years.

[1]	ICS to advise on the presentation of the burn rate table and whether it contains all information needed.

We have historically sought to maintain the dilution attributable to our equity-based awards within reasonable levels. In Fiscal 2022, our total potential dilution associated with the Prior Plan and Director Plan was 10.7% and 0.4%, respectively. When taking into account the 168,761 shares and 16,144 shares remaining available as of June 30, 2022, under the Prior Plan and Director Plan, respectively, for future grants, the total potential dilution associated with the Prior Plan and Director Plan prior to the adoption of the 2022 Plan was 13.2%, based on 19,207,705 shares outstanding as of June 30, 2022. If approved, the 924,200 shares being requested under the 2022 Plan will have a total potential dilution of 4.8%.

•	If we exhaust the share reserve under the Prior Plan and Director Plan without approval of the 2022 Plan, we would lose an important element of our compensation program that is essential to attract, motivate and retain highly qualified talent, and that aligns the interests of our employees, directors, and consultants with our shareholders.

In light of the factors described above, and the fact that the ability to continue to grant equity-based compensation is vital to our ability to attract and retain employees, directors and consultants in the competitive labor markets in which we compete, the Board of Directors believes that the 924,200 shares being requested under the 2022 Plan is reasonable and appropriate at this time. The Board of Directors believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all shareholders. As of June 30, 2022, subject to approval of this proposal, we will not grant any further awards under the Director Plan. While we may continue to grant further awards under the Prior Plan prior to the annual meeting date, to the extent we do so, the share reserve under the 2022 Plan will be reduced by the number of shares that we grant under the Prior Plan, if any, between June 30, 2022 and the annual meeting date; however, we do not currently expect to grant awards under the Prior Plan prior to the annual meeting.

As of, July 28, 2022, the closing price of a share of our common stock as reported on the NASDAQ was $15.10.

Shareholder Approval Requirement

In general, shareholder approval of the 2022 Plan is necessary in order for us to meet the shareholder approval requirements of the principal securities market on which our shares are traded, and grant stock options that qualify as incentive stock options (“ISOs”) as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Summary of the 2022 Plan

The material terms of the 2022 Plan are outlined below. The following description is a summary only and is qualified in its entirety by reference to the complete text of the 2022 Plan. Shareholders are urged to read the actual text of the 2022 Plan in its entirety, which is appended to this Proxy Statement as Appendix B.

Eligibility; Administration. Employees and non-employee directors of our Company or any of its affiliates and consultants, advisers or other persons or entities that can be granted an award that is eligible to be registered on a Form S-8 Registration Statement will be eligible to receive awards under the 2022 Plan. Approximately 6000 employees, 8 non-employee directors, and approximately 0 consultants and advisers are eligible to receive awards under the 2022 Plan. The 2022 Plan will be administered by our Board of Directors with respect to awards to non-employee directors, and by our Compensation Committee with respect to awards to our employees, consultants, and advisers. The Compensation Committee consists entirely of independent non-employee directors and may delegate its duties and responsibilities to subcommittees of our directors and/or officers, subject to certain limitations that may be imposed under Section 16 of the Securities Exchange Act of 1934, as amended, and/or stock exchange rules, as applicable. The plan administrator has the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2022 Plan, subject to its express terms and conditions.

Limitation on Awards and Shares Available. Under the 2022 Plan, the number of shares reserved for issuance will be equal to the sum of (1) 924,200 shares of our common stock, plus (ii) any shares which are subject to awards granted under the Prior Plan (“Prior Plan Awards”) or under the Director Plan (“Prior Director Plan Awards”) that again become available for grant pursuant to the terms of the 2022 Plan (the “Share Limit”). The shares issued under the 2022 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. The maximum number of shares that may be issued upon the exercise of ISOs is 924,200.

As noted above, as of June 30, 2022, subject to approval of this proposal, we will not grant any further awards under the Director Plan. While we may continue to grant further awards under the Prior Plan prior to the annual meeting date, to the extent we do so, the share reserve under the 2022 Plan will be reduced by the number of shares that we grant under the Prior Plan, if any, between June 30, 2022 and the annual meeting date; however, we do not currently expect to grant awards under the Prior Plan prior to the annual meeting date.

To the extent that an award (or a Prior Plan Award or Prior Director Plan Award) is forfeited, expires, or is settled for cash (in whole or in part), any shares subject to the award, or Prior Plan Award or Prior Director Plan Award, will be available for future grant under the 2022 Plan and added back to the Share Limit in the same number of shares as were debited from the Share Limit (or the share limit contained in the Prior Plan or Director Plan) in respect of that award. For clarity, such shares subject to Prior Plan Awards will be added back to the Share Limit as follows: (A) any shares subject to a Prior Plan Award that is a Full Value Award (which generally includes awards other than stock options and stock appreciation rights (“SARs”)) and that was granted prior to November 15, 2017 will be added back to the Share Limit with respect to 2.5 shares for each share; (B) any shares subject to a Prior Plan Award that is a Full Value Award and that was granted on or after November 15, 2017 but prior to July 21, 2020 will be added back to the Share Limit with respect to 2 shares for each share; and (C) any shares subject to a Prior Plan Award that is a Full Value Award and that was granted on or after July 21, 2020 but prior to the effective date of the 2022 Plan will be added back to the Share Limit with respect to 1.7 shares for each share. Additionally, shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards will be available for future grant under the 2022 Plan.

The following types of shares will not be added back to the available share limit under the 2022 Plan: (A) shares tendered by a participant or withheld by the Company in payment of the exercise price of an option; (B) shares tendered by a participant or withheld to satisfy any tax withholding obligation with respect to an award; (C) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof; and (D) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2022 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which the Company enters into a merger or similar corporate transaction will not reduce the shares authorized for grant under the 2022 Plan, except shares acquired upon the exercise of ISOs will count against the maximum number of shares that may be issued under the 2022 Plan pursuant to the exercise of ISOs.

The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the 2022 Plan during any calendar year (measured from the date of any grant) is 500,000, and the maximum amount that may be paid in cash pursuant to the 2022 Plan to any one participant during any calendar year (measured from the date of any payment) is $5,000,000. In addition, under the 2022 Plan, the maximum aggregate value of cash compensation and equity-based awards which may be granted to a non-employee director in any fiscal year is $500,000. Awards granted under the 2022 Plan may not vest earlier than the one year anniversary of their grant date, except for: (i) substitute awards, (ii) awards delivered in lieu of fully-vested performance awards if such performance awards were subject to at least a one-year performance period, (iii) certain awards made to non-employee directors, and (iv) other awards, which may not exceed 5% of the aggregate shares available for issuance under the 2022 Plan.

Awards. The 2022 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), restricted stock, restricted stock units (“RSUs”), performance awards, including performance stock units, dividend equivalent rights, stock payments, deferred stock, deferred stock units and SARs. Certain awards under the 2022 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards other than cash awards will generally be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other Code requirements are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options, may include continued service, performance and/or other conditions.

Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.

Restricted Stock; Deferred Stock; Deferred Stock Units; RSUs; Performance Stock Units. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Dividends which are paid prior to vesting will only be paid to the extent that the applicable vesting conditions are subsequently satisfied and the shares vest. Deferred stock and RSUs are contractual promises to deliver shares of our common stock, or in the case of RSUs, the cash value of a share or other consideration determined by the plan administrator, in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance stock units and deferred stock units are contractual rights to receive a range of shares of our common stock, cash, or a combination of cash and shares, in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Delivery of the consideration underlying the deferred stock units may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock, deferred stock, deferred stock units, RSUs and performance stock units may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

Stock Payments. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

Dividend Equivalent Rights. Dividend equivalent rights represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents that are based on dividends paid prior to the vesting of an award will only be paid to the extent that the vesting conditions are subsequently satisfied and the award vests.

Performance Awards. All awards may be granted as performance awards (including cash bonuses and performance stock units), meaning that any such award will be subject to vesting and/or payment based on the attainment of specified performance goals over a specified performance period.

Restriction on Repricing. Absent shareholder approval, neither the Compensation Committee nor our Board of Directors has the authority, with or without the consent of the affected holders of stock options or SARs, to “reprice” any stock option or SAR after the date of its initial grant with a lower exercise price in substitution for the original exercise price. In this context, “repricing” means canceling an option or SAR to issue a replacement option or SAR to the holder at a lower exercise price, reducing the exercise price of an option or SAR, canceling an option or SAR in exchange for cash or another type of equity award, or taking any other action that is treated as a “repricing” under GAAP.

Performance Criteria. Awards granted under the 2022 Plan may be made subject to the attainment of performance goals relating to one or more business criteria as determined by the plan administrator. Such criteria may include, but are not limited to:

•	net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense);
•	gross or net sales or revenue or sales or revenue growth;
•	net income (either before or after taxes);
•	adjusted net income;

•	operating earnings or profit (either before or after taxes);
•	cash flow (including, but not limited to, operating cash flow and free cash flow);
•	return on assets;
•	return on capital (or invested capital) and cost of capital;
•	return on shareholders’ equity;
•	relative and/or total shareholder return;
•	return on sales;
•	gross or net profit or operating margin;
•	costs, reductions in costs and cost control measures;
•	funds from operations;
•	expenses;
•	working capital;
•	earnings or loss per share;
•	adjusted earnings or loss per share;
•	price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends) of common stock;
•	regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product);
•	implementation or completion of critical projects;
•	market share;
•	economic value;
•	productivity;
•	operating efficiency;
•	economic value-added;
•	cash flow return on capital;
•	return on net assets;
•	funds available for distributions;
•	sales and sales unit volume;
•	licensing revenue;
•	brand recognition and acceptance;
•	inventory;
•	inventory turns or cycle time;
•	market penetration and geographic business expansion;
•	customer satisfaction/growth;
•	customer service;
•	employee satisfaction;
•	recruitment and maintenance of personnel;
•	human resources management;
•	supervision of litigation and other legal matters;
•	strategic partnerships and transactions;
•	financial ratios (including those measuring liquidity, activity, profitability or leverage);
•	new or existing store results and operations and new store openings;
•	supply chain achievements;
•	debt levels or reductions;
•	sales-related goals;
•	same store sales;
•	financing and other capital raising transactions;
•	year-end cash;
•	acquisition activity;
•	investment sourcing activity;
•	marketing initiatives;
•	human capital management (including diversity and inclusion); and
•	environmental, social or governance.

Any performance criteria may be measured either in absolute terms or in terms of our overall performance or the performance of any subsidiary. division, business unit or operating unit, or an individual, or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The plan administrator may make one or more objectively determinable adjustments to one or more of the performance goals related to the performance criteria. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Certain Transactions. The plan administrator has broad discretion to equitably adjust the provisions of the 2022 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2022 Plan and outstanding awards. In the event of a change in control of the Company (as defined in the 2022 Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity refuses to assume or substitute for outstanding awards, then the plan administrator may cause (i) any or all of such Awards (or portion thereof) to terminate in exchange for cash, rights or other property as specified in the 2022 Plan, provided that awards held by our non-employee directors may be settled solely in shares of our common stock, or (ii) any or all of such awards (or portion thereof) to vest in full (and for performance-based awards, vested at target, unless provided otherwise in an individual agreement between the Company and a participant) immediately prior to the transaction. If the surviving entity assumes or substitutes for outstanding awards, and a participant undergoes a termination of employment by reason of “Involuntary Termination” (as defined in the 2022 Plan) on or within two years following the change in control, then all of the participant’s awards assumed or substituted for in connection with the change in control will vest in full. Individual award agreements may provide for additional provisions and limitations as the administrator may determine, in its sole discretion.

Foreign Participants; Claw-Back Provisions; Transferability; Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our Company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2022 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2022 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. Our Board of Directors may amend or terminate the 2022 Plan at any time; however, the Company will obtain shareholder approval of any amendment to the extent necessary to comply with applicable law. The 2022 Plan will remain in effect until the tenth anniversary of the date on which our stockholders approve the 2022 Plan, unless earlier terminated, but an ISO may not be granted after the tenth anniversary of the date on which the 2021 Plan was adopted. No awards may be granted under the 2022 Plan after its termination.

Federal Income Tax Consequences. The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2022 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. In addition, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Non-Qualified Stock Options. If a participant is granted an NSO under the 2022 Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Other Awards. The current federal income tax consequences of other awards authorized under the 2022 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; non-transferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, performance stock units, performance awards (including cash bonuses), stock payments, dividend equivalents, deferred stock, deferred stock units and other incentive awards are generally subject to tax at the time of payment.

Excess Parachute Payments. Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2022 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof. The 2022 Plan does not provide for any excise tax gross-ups.

Section 409A of the Code. Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A of the Code, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and restricted stock unit programs. Generally speaking, Section 409A of the Code does not apply to ISOs, NSOs and SARs if no deferral is provided beyond exercise, or restricted stock. The awards made pursuant to the 2022 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the 2022 Plan are not exempt from coverage. However, if the 2022 Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

New Plan Benefits

Except for grants of RSUs that will be awarded to each non-employee director serving on our Board around October 10, 2022 with a value equal to $100,000 which are reflected in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the 2022 Plan in the future, will be determined in the discretion of our Board or Compensation Committee, and neither our Board nor the Compensation Committee has made any determination to make future grants to any persons under the 2022 Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2022 Plan, or the benefits that would have been received by such participants if the 2022 Plan had been in effect in the year ended March 31, 2022.

Name and Position	Dollar Value ($)(1)	Number of Shares (#)
Named Executive Officers:
Selwyn Joffe, President and Chief Executive Officer
David Lee, Chief Financial Officer
Richard Mochulsky, SVP, Sales and Marketing
Doug Schooner, SVP, Chief Manufacturing Officer
Juliet Stone, Vice President, Secretary and General Counsel
All Current Executive Officers as a Group
All Current Non-Executive Directors as a Group	800,000	(2)
All Employees, Including all Current Officers who are not Executive Officers, as a Group		0

(1) Each non-employee director serving on our Board of Directors on the date of this annual meeting will be awarded RSUs having a value equal to $100,000.

(2) The aggregate number of RSUs to be granted to non-employee directors is not included in the table above as the number of shares subject to their awards will depend on the value of our common stock on, or around, October 10, 2022.

Plan Benefits

The benefits or amounts that may be received or allocated to participants under the 2022 Plan will be determined at the discretion of the Board or Compensation Committee and are not currently determinable, except as described above.

The Board of Directors recommends that shareholders vote FOR the approval of the Motorcar Parts of America, Inc. 2022 Incentive Award Plan

APPENDIX A

Motorcar Parts of America, Inc.

FY2022 Cash Bonus Performance Measurements

EBITDA with certain adjustments as discussed in earnings press release for Fiscal 2022

Year Ended March 31, 2022

GAAP net income	$7,361,000
Interest expense, net	15,555,000
Income tax expense	5,788,000
Depreciation and amortization	12,886,000
EBITDA	$41,590,000

Non-cash items impacting EBITDA
Core and finished goods premium amortization	$11,960,000
Revaluation - cores on customers' shelves	4,671,000
Share-based compensation expenses and earn-out accruals	7,384,000
Foreign exchange impact of lease liabilities and forward contracts	(1,673,000)
Total non-cash items impacting EBITDA	$22,342,000

Cash items impacting EBITDA
Supply chain disruptions and costs related to COVID-19	20,195,000
New product line start-up costs and transition expenses, and severance (a)	3,194,000
Gain due to realignment of inventory at customer distribution centers	(4,862,000)
Total cash items impacting EBITDA	$18,527,000

Supply chain disruption adjustment	(3,872,000)
EBITDA after adjustments	$78,587,000

(a) Excludes depreciation, which is included in the depreciation and amortization line item.

Net Sales with certain adjustments as discussed in earnings press release for Fiscal 2022

Year Ended March 31, 2022

GAAP net sales	$650,308,000
Items impacting net sales:
Core and finished goods premium amortization and supply chain disruptions (a)	15,995,000
Core revenue in connection with business realignment at customer distribution centers	(13,740,000)
Adjusted net sales.	$652,563,000

(a) Excludes certain supply chain disruptions impacting gross profit and operating expenses

Returned on Investment Capital (Pre-Tax ROIC)

Trailing twelve months 3/31/22 adjusted EBITDA	$78,587,000

Average equity and net debt	$433,709,000

Pre-tax return on invested capital (ROIC)	18.1%

MISCELLANEOUS

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business on March 31, 2023. Proposals should be addressed to Corporate Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503.

Our Amended and Restated By-Laws require that any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but is instead sought to be presented directly at the next annual meeting of shareholders, must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of shareholders. As a result, proposals, including director nominations, submitted pursuant to the provisions of our Amended and Restated By-Laws must be received no earlier than May 11, 2023, nor later than June 10, 2023. Proposals should be addressed to Corporate Secretary, 2929 California Street, Torrance, California 90503 and include the information set forth in our Amended and Restated By-Laws. SEC Rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with these deadlines, and in certain other cases notwithstanding the shareholder’s compliance with these deadlines.

Shareholder Communication with our Board

Any communications from shareholders to our Board of Directors must be addressed in writing and mailed to the attention of the Board of Directors, c/o Corporate Secretary, 2929 California Street, Torrance, California 90503. The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications, and forward these communications to the directors, in accordance with the judgment of our Chairman of the Board. Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Audit Committee Chair.

Other Matters

We are not aware of any matters other than those specifically referred to in this Proxy Statement that may be brought before the meeting. If any other matters or motions should properly come before the meeting, including a motion to postpone or adjourn the meeting, the persons named in the Proxy intend to vote on any such matter in accordance with their best judgment, including any matters or motions dealing with the conduct of the meeting.

Annual Report on Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022, as filed with the Securities and Exchange Commission on June 14, 2022, are being mailed to each shareholder of record together with this proxy statement, unless such shareholder elects to receive such materials online, through notice and access.

Proxies

All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign, date and promptly return the enclosed form of Proxy or vote online using www.proxyvote.com.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (i) notify your broker or (ii) direct your written request to: Motorcar Parts of America, Inc. Attn: Corporate Secretary, 2929 California Street, Torrance, California 90503, telephone: (310) 212-7910. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

By order of the Board of Directors

Juliet Stone, Secretary
July 29, 2022

MOTORCAR PARTS OF AMERICA, INC.
2022 INCENTIVE AWARD PLAN

Article 1.
PURPOSE

The purpose of the 2022 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Motorcar Parts of America, Inc. (the “Company”) by linking the individual interests of Employees, Directors and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Employees, Directors and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

Article 2.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1

“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2

“Affiliate” shall mean (a) Subsidiary; and (b) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary.

2.3

“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4

“Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.5

“Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6

“Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.

2.7

“Board” shall mean the Board of Directors of the Company.

2.8

“Cause” shall mean an Eligible Individual’s breach of his or her written employment agreement (or consulting or advisory contract), in the event one exists, or if the Administrator determines that such Eligible Individual is being terminated as a result of misconduct, dishonesty, disloyalty, disobedience or an action that might reasonably injure the Company, Parent or Subsidiary or their business interests or reputation.

2.9

“Change in Control” shall mean a change in control of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as such Schedule, Regulation and Act were in effect on the date of adoption of the Plan by the Board, assuming that such Schedule, Regulation and Act applied to the Company, provided that such change in control shall be deemed to have occurred at such time as:

(a)

any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company or an affiliate of the Company) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 30% or more of the combined voting power for election of members of the Board of the then outstanding voting securities of the Company or any successor of the Company;

(b)

during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of the Company cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of the period;

(c)

the consummation by the Company of any merger or consolidation to which the Company is a party as a result of which the persons who were equity holders of the Company immediately prior to the effective date of the merger or consolidation (and excluding, however, any shares held by any party to such merger or consolidation and their affiliates) shall have beneficial ownership of less than 50% of the combined voting power for election of members of the Board (or equivalent) of the surviving entity following the effective date of such merger or consolidation; or

(d)

the consummation by the Company of any merger or consolidation as a result of which the equity interests in the Company shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earnings power of the Company.

In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event.” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

2.10

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.11

“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 12.1.

2.12

“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.13

“Company” shall have the meaning set forth in Article 1.

2.14

“Consultant” shall mean any consultant, adviser or other person or entity that is not an Employee, in each case, that can be granted an Award that is eligible to be registered on a Form S-8 Registration Statement.

2.15

“Deferred Stock” shall mean a right to receive Shares awarded under Section 9.4.

2.16

“Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 9.5.

2.17

“Director” shall mean a member of the Board, as constituted from time to time.

2.18

“Director Plan” shall mean the Motorcar Parts of America, Inc. 2014 Non-Employee Director Incentive Award Plan.

2.19

“Disability” shall mean any complete and permanent disability as defined in Section 22(e)(3) of the Code and determined in accordance with the procedures set forth in the regulations, thereunder.

2.20

“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.21

“DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.22

“Effective Date” shall mean the date the Plan is approved by the Company’s stockholders.

2.23

“Eligible Individual” shall mean any person who is an Employee, Director, or a Consultant, as determined by the Committee.

2.24

“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate.

2.25

“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.26

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.27

“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)

If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)

If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)

If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.28

“Full Value Award” shall mean any Award that is settled in Shares other than (a) an Option, (b) a Stock Appreciation Right or (c) any other Award for which the Holder pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Affiliate).

2.29

“Good Reason” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement between the Employee and the Company or any Affiliate; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Good Reason shall mean the occurrence, described in a written notice of termination of employment to the Company from the Employee, of any of the following circumstances that occurs within two years following a Change in Control without the Employee’s express prior written consent: (a) any duties that are assigned that are materially inconsistent with Employee’s position, duties and status with the Company at the time of the Change in Control; (b) any action by the Company that results in a material diminution in the position, duties or status of Employee with the Company at the time of the Change in Control or any transfer or proposed transfer of Employee for any extended period to a location outside his principal place of employment at the time of the Change in Control without his consent, except for a transfer or proposed transfer for strategic reallocations of the personnel reporting to Employee; (c) the base annual salary of Employee, as the same may hereafter be increased from time to time, is reduced; or (d) without limiting the generality or effect of the foregoing, the Company fails to comply with any of its material obligations hereunder. Notwithstanding the foregoing, an Employee may not resign his or her employment with Good Reason unless: (x) the Employee provides the Company with at least 30 days prior written notice of his or her intent to resign for Good Reason (which notice is provided not later than 60 days following the occurrence of the event constituting Good Reason and contains reasonable detail regarding the basis for asserting Good Reason) and (y) the Company has not remedied the violation(s) within the 30 day period, and such resignation must occur within 90 days of the end of such remedy period.

2.30

“Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.31

“Holder” shall mean a person who has been granted an Award.

2.32

“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.33

“Involuntary Termination” shall mean the termination of an Eligible Individual’s service with the Company or an Affiliate by the Company or an Affiliate other than for Cause or due to the Eligible Individual’s death or Disability, or, if such Eligible Individual is an Employee, by the Eligible Individual for Good Reason or in connection with the Eligible Individual’s Retirement.

2.34

“Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.35

“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.36

“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Consultants shall only be Non-Qualified Stock Options.

2.37

“Option Term” shall have the meaning set forth in Section 5.4.

2.38

“Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.39

“Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1.

2.40

“Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)

Such criteria (and adjustments) may include, but are not limited to, one or more of the following: (i) net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital (or invested capital) and cost of capital; (ix) return on stockholders’ equity; (x) relative and/or total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, reductions in costs and cost control measures; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings or loss per share; (xviii) adjusted earnings or loss per share; (xix) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends) of Common Stock; (xx) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) productivity; (xxv) operating efficiency; (xxvi) economic value-added; (xxvii) cash flow return on capital; (xxviii) return on net assets; (xxix) funds available for distributions; (xxx) sales and sales unit volume; (xxxi) licensing revenue; (xxxii) brand recognition and acceptance; (xxxiii) inventory; (xxxiv) inventory turns or cycle time; (xxxv) market penetration and geographic business expansion; (xxxvi) customer satisfaction/growth; (xxxvii) customer service; (xxxviii) employee satisfaction; (xxxix) recruitment and maintenance of personnel; (xl) human resources management; (xli) supervision of litigation and other legal matters; (xlii) strategic partnerships and transactions; (xliii) financial ratios (including those measuring liquidity, activity, profitability or leverage); (xliv) new or existing store results and operations and new store openings; (xlv) supply chain achievements; (xlvi) debt levels or reductions; (xlvii) sales-related goals; (xlviii) same store sales; (xlix) financing and other capital raising transactions; (l) year-end cash; (li) acquisition activity; (lii) investment sourcing activity; (liii) marketing initiatives; (liv) human capital management (including diversity and inclusion); and (lv) environmental, social or governance, any of which may be measured either in absolute terms or in terms of overall performance of the Company, any Subsidiary, or any division, business unit or operating unit thereof, or an individual, or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)

The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

2.41

“Performance Goals” shall mean, for a Performance Period, one or more goals established by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.42

“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.43

“Performance Stock Unit” shall mean a Performance Award awarded under Section 9.1 which is denominated in units of value including dollar value of shares of Common Stock.

2.44

“Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

2.45

“Plan” shall have the meaning set forth in Article 1.

2.46

“Prior Director Plan Award” shall mean an award outstanding under the Director Plan as of the Effective Date.

2.47

“Prior Plan” shall mean the Motorcar Parts of America, Inc. Fourth Amended and Restated 2010 Incentive Award Plan.

2.48

“Prior Plan Award” shall mean an award outstanding under the Prior Plan as of the Effective Date.

2.49

“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.50

“Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.51

“Restricted Stock Units” shall mean a contractual right awarded under Article 8 hereof to receive in the future a Share, the cash value of a Share or other consideration determined by the Administrator to be of equal value on the applicable settlement date.

2.52

“Retirement” shall mean the termination of employment by the Company, Parent or Subsidiary constituting retirement, as determined by the Administrator.

2.53

“Securities Act” shall mean the Securities Act of 1933, as amended.

2.54

“Share Limit” shall have the meaning set forth in Section 3.1(a).

2.55

“Shares” shall mean shares of Common Stock.

2.56

“Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10.

2.57

“Stock Appreciation Right Term” shall have the meaning set forth in Section 10.4.

2.58

“Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.

2.59

“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.60

“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.61

“Termination of Service” shall mean:

(a)

As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or any Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death, Disability or Retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.

(b)

As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, Disability or Retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

(c)

As to a Director, the time when the Director’s service as a member of the Board is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, Disability or Retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service was by reason of Cause, Disability, Good Reason, or Retirement and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

Article 3.
SHARES SUBJECT TO THE PLAN

3.1

Number of Shares.

(a)

Subject to Section 13.2 and Section 3.1(b) hereof, the aggregate number of Shares which may be issued pursuant to Awards under the Plan shall equal the sum of (i) 924,200 Shares; and (ii) any Shares which are subject to Prior Plan Awards and Prior Director Plan Awards which become available for issuance under the Plan following the Effective Date pursuant to Section 3.1(b) (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 924,200 Shares. As of the Effective Date, the Company will cease granting awards under the Prior Plan and the Director Plan; however, awards issued under the Prior Plan and the Director Plan and outstanding as of the Effective Date will remain subject to the terms of the applicable plan.

(b)

If any Shares subject to an Award, Prior Plan Award or Prior Director Plan Award are forfeited or expire or an Award, Prior Plan Award or Prior Director Plan Award is settled for cash (in whole or in part), the Shares subject to such Award, Prior Plan Award or Prior Director Plan Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grant of Awards under the Plan and shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit (or the share limit contained in the Prior Plan or the Director Plan) in respect of the grant of such Award, Prior Plan Award or Prior Director Plan Award (as may be adjusted in accordance with Section 13.2 hereof). For clarity, (A) any such Shares subject to a Prior Plan Award that is a Full Value Award and that was granted prior to November 15, 2017 shall be added back to the Share Limit with respect to 2.5 shares for each Share, (B) any such Shares subject to a Prior Plan Award that is a Full Value Award and that was granted on or after November 15, 2017 but prior to July 21, 2020 shall be added back to the Share Limit with respect to 2 shares for each Share, and (C) any such Shares subject to a Prior Plan Award that is a Full Value Award that is granted on or after July 21, 2020, but prior to the Effective Date shall be added back to the Share Limit with respect to 1.7 shares for each Share. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Share Limit and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)

Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except Shares acquired upon the exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2

Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3

Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year (measured from the date of any grant) shall be 500,000, and the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year (measured from the date of any payment) with respect to one or more Awards payable in cash shall be $5,000,000.

3.4

Non-Employee Director Compensation. Notwithstanding any provision in the Plan to the contrary, the Administrator may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $500,000.

Article 4.
GRANTING OF AWARDS; VESTING

4.1

Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2

Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3

Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4

At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5

Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Affiliates operate or have Employees, Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share Limit or Award Limits contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.6

Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards

4.7

Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 13.2, no Award (or portion thereof) granted under the Plan shall vest earlier than the first anniversary of the date the Award is granted provided, however, that, notwithstanding the foregoing, the minimum vesting requirement of this Section 4.7 shall not apply to: (a) any Substitute Awards, (b) any Awards delivered in lieu of fully-vested Performance Awards, provided that such Performance Awards were subject to a Performance Period of at least one year (or other fully-vested cash compensation, awards or payments), (c) any Awards to Non-Employee Directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders, provided that the period between such meetings is not less than 50 weeks, or (d) any other Awards granted by the Administrator from time to time that result in the issuance of an aggregate of up to 5% of the shares available for issuance under Section 3.1; provided that, nothing in this Section 4.7 limits the ability of an Award to provide that such minimum vesting restrictions may lapse or be waived upon the Holder’s Termination of Service or death or Disability, subject to Section 12.4.

Article 5.
GRANTING OF OPTIONS

5.1

Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

5.2

Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted.

5.3

Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.4

Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

5.5

Option Vesting.

(a)

The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator.

(b)

No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.

5.6

Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the exercise price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

5.7

Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining Option Term as the substituted Option.

Article 6.
EXERCISE OF OPTIONS

6.1

Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

6.2

Expiration of Option Term. Automatic Exercise of In-The-Money Options. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by an Option Holder in writing to the Company, each Option outstanding on the last business day of the applicable Option Term with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Option Holder or the Company be exercised on the last business day of the Option Term. In the discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 11.1(b) or 11.1(c) and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 11.2. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the last business day of the Option Term shall be exercised pursuant to this Section 6.2.

6.3

Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)

A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b)

Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)

In the event that the Option shall be exercised pursuant to Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)

Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 11.1 and 11.2.

6.4

Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

Article 7.
AWARD OF RESTRICTED STOCK

7.1

Award of Restricted Stock.

(a)

The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b)

The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

7.2

Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 7.3. In addition, with respect to a share of Restricted Stock subject to restrictions or vesting conditions as described in Section 7.3, except in connection with a spin-off or other similar event as otherwise permitted under Section 13.2, dividends which are paid prior to the removal of restrictions and satisfaction of vesting conditions shall only be paid out to the Holder to the extent that the restrictions are subsequently removed and the vesting conditions are subsequently satisfied and the share of Restricted Stock vests, and dividends paid with respect to Restricted Stock that does not vest shall be forfeited.

7.3

Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

7.4

Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. The Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, Retirement or Disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

7.5

Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in its sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.

7.6

Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

Article 8.
AWARD OF RESTRICTED STOCK UNITS

8.1

Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

8.2

Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

8.3

Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

8.4

Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Affiliate, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

8.5

Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 11.4(e), transfer to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

8.6

Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, Director or Consultant, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, Retirement or Disability or any other specified Termination of Service.

8.7

No Rights as a Stockholder. Unless otherwise determined by the Administrator, a Holder who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until the same are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

8.8

Dividend Equivalents. Subject to Section 9.2, the Administrator may, in its sole discretion, provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award.

Article 9.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK

PAYMENTS, DEFERRED STOCK, DEFERRED STOCK UNITS

9.1

Performance Awards.

(a)

The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.

(b)

Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

9.2

Dividend Equivalents.

(a)

Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests, and Dividend Equivalents payments with respect to the portion of an Award that does not vest shall be forfeited.

(b)

Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

9.3

Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4

Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

9.5

Deferred Stock Units. The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the Holder thereof to receive one share of Common Stock on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

9.6

Term. The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award shall be set by the Administrator in its sole discretion.

9.7

Purchase Price. The Administrator may establish the purchase price of a Performance Award, shares distributed as a Stock Payment award, shares of Deferred Stock or shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

9.8

Termination of Service. A Performance Award, Stock Payment award, Dividend Equivalent award, Deferred Stock award and/or Deferred Stock Unit award is distributable only while the Holder is an Eligible Individual. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award may be distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, Retirement or Disability or any other specified Termination of Service.

Article 10.
AWARD OF STOCK APPRECIATION RIGHTS

10.1

Grant of Stock Appreciation Rights.

(a)

The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b)

A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)

Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the exercise price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

10.2

Stock Appreciation Right Vesting.

(a)

The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b)

No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

10.3

Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)

A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)

Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c)

In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

10.4

Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right Term. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

10.5

Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 10 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

10.6

Expiration of Stock Appreciation Right Term: Automatic Exercise of In-The-Money Stock Appreciation Rights. Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by a Stock Appreciation Right Holder in writing to the Company, each Stock Appreciation Right outstanding on the last business day of the applicable Stock Appreciation Right Term with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Stock Appreciation Right Holder or the Company be exercised on the last business day of the Stock Appreciation Right Term. In the discretion of the Administrator, the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 11.2. For the avoidance of doubt, no Stock Appreciation Right with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the last business day of the Stock Appreciation Right Term shall be exercised pursuant to this Section 10.6.

Article 11.
ADDITIONAL TERMS OF AWARDS

11.1

Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2

Tax Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement or in satisfaction of such additional withholding obligations as a Holder may have elected allow a Holder to satisfy such obligations by any payment means described in Section 11.1 hereof, including, without limitation, by allowing such Holder to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

11.3

Transferability of Awards.

(a)

Except as otherwise provided in Section 11.3(b):

(i)

No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii)

No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii)

During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b)

Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer; and (iv) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law.

(c)

Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. The Administrator may provide or require that, if the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

11.4

Conditions to Issuance of Shares.

(a)

Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)

All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c)

The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)

No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e)

Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5

Forfeiture and Claw-Back Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:

(a)

(i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and

(b)

All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

11.6

Prohibition on Repricing. Subject to Section 13.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 13.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

Article 12.
ADMINISTRATION

12.1

Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing, the Board shall administer the Plan with respect to Awards to Non-Employee Directors. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.

12.2

Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 13.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

12.3

Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent registered public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4

Authority of Administrator. Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)

Designate Eligible Individuals to receive Awards;

(b)

Determine the type or types of Awards to be granted to each Eligible Individual;

(c)

Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)

Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)

Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)

Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)

Decide all other matters that must be determined in connection with an Award;

(h)

Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)

Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j)

Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k)

Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 13.2(d).

12.5

Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

12.6

Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

Article 13.
MISCELLANEOUS PROVISIONS

13.1

Amendment; Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. The Company will obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws. Except as provided in Section 13.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan.

13.2

Changes in Common Stock or Assets of the Company. Acquisition or Liquidation of the Company and Other Corporate Events.

(a)

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b)

In the event of any transaction or event described in Section 13.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)

To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested; provided, that Awards held by Non-Employee Directors will be settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (i);

(ii)

To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)

To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)

To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v)

To provide that the Award cannot vest, be exercised or become payable after such event.

(c)

In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 14.2(b):

(i)

The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii)

The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted). The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d)

Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and a Holder has a Termination of Service by reason of Involuntary Termination upon or within two (2) years following the Change in Control, then such Holder shall be fully vested in such continued, assumed or substituted Award.

(e)

In the event that the successor corporation in a Change in Control refuses to assume or substitute for the Award (or any portion thereof), the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 13.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to lapse, provided that, to the extent the vesting of any Award is subject to the satisfaction of Performance Goals, such Award shall vest and all Performance Goals will be deemed achieved at the target level of performance, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between Holder and the Company, as applicable. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and the Award shall terminate upon the expiration of such period.

(f)

For the purposes of this Section 13.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(g)

The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h)

No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(i)

The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(j)

No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(k)

In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

13.3

Effective Date and Term of Plan. The Plan shall be effective as of the Effective Date. Unless sooner terminated as provided herein, the Plan shall terminate, and no Award may be granted pursuant to the Plan after the 10th anniversary of the Effective Date; provided, however, that no Incentive Stock Option may be granted pursuant to the Plan after the 10th anniversary of the date the Plan is adopted by the Board.

13.4

No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

13.5

Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

13.6

Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.7

Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

13.8

Titles and Headings; References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.9

Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of New York without regard to conflicts of laws thereof or of any other jurisdiction.

13.10

Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Affiliates is subject to Section 409A of the Code, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A of the Code, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A of the Code then to the extent required in order to avoid a prohibited distribution under Section 409A of the Code, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Termination of Service, or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 13.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A of the Code with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A of the Code.

13.11

No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

13.12

Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.

13.13

Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.14

Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.15

Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

MOTORCAR PARTS OF AMERICA, INC.
2929 CALIFORNIA STREET
TORRANCE, CA 90503
ATTN: JULIET STONE

SCAN TO
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D89142-P78689 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOTORCAR PARTS OF AMERICA, INC.

The Directors recommend a vote FOR all Nominees listed in Proposal 1, FOR approval of Proposal 2, FOR approval of Proposal 3, and FOR approval of Proposal 4.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Selwyn Joffe	☐	☐	☐
1b. Dr. David Bryan	☐	☐	☐
1c. Rudolph J. Borneo	☐	☐	☐
1d. Joseph Ferguson	☐	☐	☐
1e. Philip Gay	☐	☐	☐
1f. Jeffrey Mirvis	☐	☐	☐
1g. Jamy P. Rankin	☐	☐	☐
1h. Patricia (Tribby) W. Warfield	☐	☐	☐
1i. Barbara L. Whittaker	☐	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending March 31, 2023.	☐	☐	☐
3. To vote on an advisory (non-binding) proposal to approve the compensation of our named executive officers.	☐	☐	☐
4. The Motorcar Parts of America, Inc. 2022 Incentive Award Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be held September 8, 2022.

The Proxy Statement and our 2022 Annual Report to Stockholders are available at www.proxyvote.com.

D89143-P78689

MOTORCAR PARTS OF AMERICA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MOTORCAR PARTS OF AMERICA, INC.

The undersigned hereby appoints Selwyn Joffe and Juliet Stone, and each of them, the true and lawful proxies of the undersigned, with full power of substitution, to vote all shares of the common stock, $0.01 par value per share, of MOTORCAR PARTS OF AMERICA, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MOTORCAR PARTS OF AMERICA, INC., to be held at 10:00 a.m. (PT) on **September 8, 2022** at the offices of the Company at 2929 California Street, Torrance, California 90503 and any and all adjournments or postponements thereof (the "Meeting"), on the proposals set forth below and any other matters properly brought before the Meeting.

Unless a contrary direction is indicated, this Proxy will be voted **FOR** all nominees listed in Proposal No. 1, **FOR** approval of Proposal No. 2, **FOR** approval of Proposal No. 3 and **FOR** approval of Proposal No. 4. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

All Proxies to be voted at said Meeting heretofore earlier given by the undersigned are hereby revoked. Receipt of Notice of Stockholders Meeting and Proxy Statement dated July 29, 2022 is hereby acknowledged.

Continued and to be signed on reverse side